EXHIBIT 10.1

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUEST

***  Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AMENDED & RESTATED COMMERCIAL RESEARCH AND LICENSE AGREEMENT

This Amended & Restated Commercial Research and License Agreement (“Agreement”) is entered into as of November 6, 2009 (“Execution Date”), by and between GlaxoSmithKline LLC, a Delaware limited liability company (formerly known as SmithKline Beecham Corporation d/b/a GlaxoSmithKline), with its principal place of business located at One Franklin Plaza, Philadelphia, Pennsylvania 19101 (“GSK”) and SuperGen, Inc., a company organized under the laws of the State of Delaware, with its principal place of business located at 4140 Dublin Blvd., Suite 200, Dublin, CA 94568 (“SGI”). Each of GSK and SGI hereinafter referred to as a “Party” and together, the “Parties”.

On October 27, 2009, SmithKline Beecham Corporation d/b/a GlaxoSmithKline effected a corporate conversion pursuant to Delaware law into a Delaware limited liability company known as GlaxoSmithKline LLC.

The Parties entered into that certain Commercial Research and License Agreement, effective October 22, 2009 (“Effective Date”) (“Prior Agreement”), and have elected to amend and restate the Prior Agreement as set forth herein, effective as of the Execution Date.

SGI owns or possesses certain intellectual property with respect to the discovery and development of novel drug compounds, and believes that certain of these drug compounds may have the potential to be used therapeutically for the treatment of human cancer and other diseases;

SGI desires to collaborate with a pharmaceutical company with late-stage development and commercialization expertise, so as to realize the therapeutic and commercial potential of the drug compounds;

GSK possesses expertise in the research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing the drug compounds discovered by SGI;

GSK desires to engage in a collaborative effort with SGI pursuant to which SGI will carry out research and development programs to discover and develop compounds, and GSK will have the GSK Option (as defined below), exercisable at GSK’s sole discretion, to further develop and commercialize such compounds for any and all uses in the Field (as defined below) in the Territory (as defined below), all on the terms and conditions set forth herein; and

Upon exercise by GSK of the GSK Option, SGI desires to grant to GSK, and GSK desires to obtain, an exclusive license under the SGI Patents (as defined below) to make, have made, use, sell, offer for sale and import Products (as defined below) in the Field throughout the Territory on the terms and conditions set forth herein.

The Parties hereby agree as follows:

1.                                                    DEFINITIONS

As used herein, the following capitalized terms will have the following meanings, and singular forms, plural forms and derivative forms thereof will be interpreted accordingly:

a.                                       “Adverse Event” means any unfavorable and unintended sign including an abnormal laboratory finding, symptom or disease associated with the use of a Compound or a Product, regardless of whether it is considered related to the Compound or Product, that occurs during the course of the PoC Trial.

b.                                      “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity will be regarded as in “control” of another corporation or entity if it (i) owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

c.                                       “Back-Up Compound” means, with respect to a Lead Compound or Follow-On Compound in the Project, a Compound that: (i) supplants or is intended to supplant such Lead Compound or Follow-On Compound, as applicable, if such Lead Compound or Follow-On Compound is removed from development and (ii) is within the same chemical class as the Lead Compound or Follow-On Compound that it is intended to supplant. If a Back-Up Compound supplants a Lead Compound or a Follow-On Compound, then that Back-Up Compound will become the Lead Compound or the Follow-On Compound, respectively.

d.                                      “Candidate Selection Compound” means a Compound that meets its Candidate Selection Criteria, or is deemed by the JRC, or by GSK as set forth in Sections 2(c)v.A and 2(c)v.B, as having met its Candidate Selection Criteria.

e.                                       “Candidate Selection Criteria” means those criteria for candidate selection agreed to by the Parties within five (5) days of the Execution Date pursuant to a letter agreement between the Parties.

f.                                         “Change of Control Transaction” means, with respect to a Party, any transaction or series of related transactions that constitutes: (i) the sale or lease of all or substantially all of such Party’s business or assets to an acquiring entity; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which such Party is subject, resulting in the exchange or sale of all or substantially all of the outstanding shares of such Party for securities or other consideration paid, issued, or caused to be issued, by the acquiring entity; or (iii) an acquiring entity having obtained beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of such Party; unless in any of cases (ii) or (iii) the stockholders of such Party as of the date prior to the closing date of such transaction or series of related transactions hold more than fifty percent (50%) of the voting securities in the surviving entity in such transaction or its parent outstanding immediately after the closing of such transaction or series of transactions (provided that a “Change of Control Transaction” will not be deemed to have occurred by virtue of GSK at any time holding more than fifty percent (50%) of the voting securities in SGI).

g.                                      “CLIMB™” or “CLIMB” means that certain proprietary process, comprising hardware, software, bench chemistry, synthesis, analysis and testing used by SGI for the purpose of the discovery, evaluation and development of new chemical entities.

h.                                      “Commercially Reasonable Efforts” means efforts that are consistent with the efforts and resources normally used by a Party in the exercise of its reasonable business discretion, relating to the research and development progression of a potential pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, likelihood of obtaining regulatory approval, the profitability of the applicable products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including without limitation technical, legal, scientific and/or medical factors. For purposes of clarity, “Commercially Reasonable Efforts” shall be determined on a market-by-market and indication-by-indication basis for a particular Product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Product and the market(s) involved.

i.                                          “Compassionate Use Sales” means the distribution or sale of Licensed Compounds as experimental therapeutics prior to final FDA or foreign regulatory approval for use in humans. For purposes of this Agreement, Compassionate Use Sales will also included “Named Patient Sales” in jurisdictions where the latter term is used for the same or similar purposes (e.g., EU).

j.                                          “Compound” means any [***] owned or Controlled by SGI, as well as: (i) any pro-drugs of such compounds, (ii) any metabolites of such compounds having [***] target activity, (iii) all stereoisomers of such compounds including salts of (i) (ii) and (iii), and any solvates or polymorphs of such compounds. Compound will not include [***] and all stereoisomers, salts, polymorphs, esters and acids of [***], or analogues of [***]. “Compound” will also not include [***] or its derivatives or analogues, including [***].

k.                                       “Confidential Information” means any proprietary or confidential information or material in tangible form disclosed by one Party to the other hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party, or, if disclosed orally, which is identified as confidential when disclosed and confirmed as such in writing to the receiving Party within thirty (30) days thereafter, but in all events excluding information that the receiving Party can demonstrate by contemporaneously prepared competent evidence that:

i.                  is or becomes part of the public domain other than by acts of the receiving Party in contravention hereof;

ii.               is disclosed to the receiving Party or its Affiliates or Sublicensees by a Third Party who had the right to disclose such Confidential Information to the receiving Party without obligation to the disclosing Party;

iii.            prior to disclosure hereunder, was already in the possession of the receiving Party or its Affiliates or Sublicensees without obligation of non-use or nondisclosure; or

iv.           was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party.

l.                                          “Control” or “Controlled” means the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party that exists at the time of such license or sublicense grant.

***              CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

m.                                    “EMEA” means the European Medicines Evaluation Agency, and any successor agency thereto.

n.                                      “EU Major Markets” means Italy, Spain, France, Germany and the United Kingdom.

o.                                      “FDA” means the US Food and Drug Administration and any successor entity thereto.

p.                                      “Field” means the treatment, prevention, palliation or diagnosis of any disease or condition adverse to human or animal health.

q.                                      “First Commercial Sale” means, on a country-by-country, Product-by-Product basis, the first sale of a Product to a Third Party for value, including Compassionate Use Sales. Registration samples, inter-company transfers to Affiliates of a Party, transfers to a contract research organization or a healthcare provider solely for clinical trial purposes in each case that do not constitute a sale to a Third Party for value will not constitute a “First Commercial Sale”.

r.                                         “Follow-On Compound” means, with respect to the Lead Compound in the Project, a Compound that (i) possesses a substantially different selectivity profile towards [***] and/or [***], as the case may be, (ii) is from a [***] of such Lead Compound or any Back-Up Compound to such Lead Compound, or (iii) is reasonably expected to be [***] from such Lead Compound and from any Back-Up Compound. For purposes of clarity, if a Back-Up Compound supplants a Follow-On Compound, then that Back-Up Compound will become that Follow-On Compound.

s.                                       “GSK Group” means, collectively, GSK and its Affiliates and its Sublicensee(s), if any.

t.                                         “GSK Housemark” means the “GlaxoSmithKline” company name, any corporate logos of the Seller, and, in each case, any variations thereof.

u.                                      “IND” means an Investigational New Drug application, as defined in the US Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

v.                                      “Intellectual Property Rights” means, collectively, all worldwide Patents, copyrights, copyright registrations, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights, whether arising under the laws of the US or the laws of any other state, country or jurisdiction.

w.                                    “Invention” means any and all ideas, design, development, concepts, methods, procedures, processes, improvements, inventions, know-how, technologies, data, discoveries, and reductions to practice, whether or not patentable, which are first made, conceived or first reduced to practice in the course of the joint or separate activities of the Parties and/or their respective Affiliates and subcontractors conducted in connection with this Agreement.

x.                                        “Joint Patent” means any Patent claiming a Joint Invention.

y.                                      “Joint Patent Committee” or “JPC” means the committee, established by the Parties to oversee intellectual property matters related to the Project as further described in Section 3.

z.                                        “Joint Research Committee” or “JRC” means the committee established by the Parties to oversee the scientific and clinical progress of the Project, as further described in Section 3.

***              CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

aa.                                 “Lead Compound” means, at any particular point in time, the furthest advanced Compound within the Project as identified by SGI.

bb.                               “Licensed Compound” means those Compounds licensed to GSK upon GSK’s exercise of the GSK Option pursuant to Section 4(a) which shall consist of: (i) the Lead Compound, (ii) the Follow-On Compound, (iii) all Back-Up Compounds to the Lead Compound and Follow-On Compound and (iv) all other Compounds [***] demonstrated by the Lead Compound or Follow-On Compound as shown in [***] which are discovered or made by SGI during the Research Term of this Agreement and for two years thereafter in accordance with Section 4(i)ii.C.

cc.                                 “Major Indication” means each of colorectal cancer, non-small cell lung cancer, prostate cancer or breast cancer. In addition, Major Indications will also include such other indications, separate and apart from the foregoing indications, that have an incidence of at least Fifty Thousand (50,000) patients per year in the US, in each case as approved by the JRC.

dd.                               “Manufacturing Cost” means the following costs and expenses actually incurred by a Party (or its Affiliates or Sublicensees, as applicable) in each case only to the extent allocable to the manufacture or storage of the Compound or Product and included in determining inventory value in its financial statements for the Compound or Product when the accounting principles and policies as practiced and disclosed in public regulatory filings are applied: costs of labor, costs of material, third-party contract manufacturing costs, quality assurance and quality control related expenses, directly incurred energy, utilities and other charges and normal production overhead.

ee.                                 “MM” means million.

ff.                                     “NDA” means a New Drug Application, as defined in 21 C.F.R. 314.5 et seq. or its successor regulation and all amendments and supplements thereto, filed with the FDA, or any corresponding foreign application, registration or certification, filed with a Regulatory Agency.

gg.                               “Net Sales” means, on a Product-by-Product basis, the gross amount invoiced on the last sale of the Product(s) by any member of the GSK Group or SGI Group, as applicable, to a Third Party, less reasonable and customary deductions for (i) actual credits or allowances granted for damaged Products, including withdrawals and recalls, returns or rejection of Products, price adjustments, and billing errors; (ii) actual governmental and other rebates and chargebacks (or equivalents thereof); (iii) actual sales, value-added and other taxes (but in the case of value added taxes only to the extent such taxes are not reimbursable or refundable); (iv) actual customs duties on sales made by such member of the GSK Group or the SGI Group to the such Third Party; (v) normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid such Party; (vi) commissions allowed or paid to Third Party distributors, brokers, or agents other than sales personnel, sales representatives, and sales agents employed by such Party; (vii) transportation costs, including insurance, for outbound freight related to delivery of Product to the extent included in the gross amount invoiced; (viii) the actual amount of any write offs for bad debt directly relating to sales of Product in the relevant royalty reporting period; and (ix) any other items actually deducted from gross invoiced sales amounts, in each case as reported by such Party in its financial statements in accordance

***              CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

with, in the case of GSK’s Net Sales, which is a component of turnover as reported by GSK in its published financial statements, the International Financial Reporting Standards, applied on a consistent basis, and in the case of Third Party’s Net Sales, the U.S. generally accepted accounting principles applied on a consistent basis.

If a Product is sold for consideration other than solely cash, the fair market value of such other consideration, as determined by the Parties in good faith, will be included in the calculation of Net Sales. Sales between or among either Party and its Affiliates or Sublicensees will be excluded from the computation of such Party’s Net Sales, but the subsequent final sales to a Third Party by such Affiliates or Sublicensees will be included in the computation of such Party’s Net Sales.

In the event a combination product (or bundling with any other product, component, or service, for a single price) is formulated, royalties on combination (or bundled) products will be calculated separately by multiplying the total Net Sales of the combination (or bundled) product by the fraction A/(A+B), where A is the actual average total invoice price throughout the Territory, as the case may be, in each calendar quarter of the Product if sold separately (e.g., without other therapeutically or prophylactically active ingredients) and B is the sum of the actual average total invoice price throughout the Territory of all other therapeutically or prophylactically active ingredients or other components of the combination (or bundled) product if sold separately.

In calculating the royalty on a country-by-country basis, the Party shall use the countries representing eighty percent (80%) of the combination product revenues to calculate a weighted average ratio that will then be applied to all other markets globally it being understood that should said countries represent less than eighty percent (80%) of the combination product revenues as a basis for calculating a weighted average ratio to be applied to other markets, the parties shall then confer in good faith to agree on the selection of the countries to be included in the calculation of the royalty. The markets representing eighty percent (80%) of the total world-wide business shall be assessed on an annual basis of combination product if there are shifts in relative sales of combination product and the selection of the countries to be included in the calculation of the royalty shall be modified based on such assessment. The Net Sales definition shall be permitted to be amended as appropriate to reflect changes to each Party’s accounting rules (e.g., change from UK GAAP to IFRS) brought by merger, take-over or law, provided that any and all such changes are net neutral to the royalties payable on Net Sales, i.e., royalty rates must be adjusted to account for any such change such that neither Party realizes a gain or a loss from its pre-change position. An example of how the combination net sales mechanism would work is set forth on ExhibitB. The example is for illustrative purposes only and not based on any actual data or country.

hh.                               “Paragraph IV Litigation” means any litigation or pre-litigation response commenced by a Party in response to a Third Party certification in accordance with and within the time specified by Section 505(j)(5)(B)(iii) of the Federal Food, Drug, and Cosmetic Act following submission to the FDA of a certification in accordance with Section 505(j)(2)(A)(vii)(iv) of the Federal Food, Drug, and Cosmetic Act solely with regard to claims of infringement, invalidity and unenforceability of a Product-related patent.

ii.                                       “Patent” means (i) all patents and patent applications in any country or supranational jurisdiction in the Territory, (ii) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (iii) foreign counterparts of any of the foregoing.

jj.                                       “Phase 1” means, with respect to the US, the human clinical trials, as described in 21 C.F.R. §312.21(a), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

kk.                                 “Phase 2” means, with respect to the US, the human clinical trials, as described in 21 C.F.R. §312.21(b), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

ll.                                       “Phase 3” means, with respect to the US, the human clinical trials, as described in 21 C.F.R. §312.21(c), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

mm.                           “PoC” means proof of concept.

nn.                               “PoC Criteria” means the clinical and non-clinical criteria for determining if a Candidate Selection Compound under study in a PoC Trial demonstrates a [***]. The PoC Criteria may include one or more biomarkers. The initial PoC Criteria are to be agreed between the Parties within five (5) days of the Execution Date pursuant to a letter agreement between the Parties; provided, that more specific and/or detailed PoC Criteria may be finalized in writing by the JRC (with input from the JPC) during the Research Term with respect to Candidate Selection Compounds. It is understood and agreed by the Parties that if more specific and/or detailed PoC Criteria are not finalized in writing by the JRC that the PoC Criteria set forth in the letter agreement will apply.

oo.                               “PoC Trial” means a clinical trial for a particular Candidate Selection Compound to demonstrate the PoC Criteria.

pp.                               “Product” means any pharmaceutical product that contains a Licensed Compound, whether or not as the sole active ingredient, in any dosage form or formulation.

qq.                               “Project” means all of SGI’s research and development activities on Compounds through completion of a PoC Trial or earlier as agreed by the Parties.

rr.                                     “Regulatory Agency” means, with respect to any particular country or, where applicable, a multinational jurisdiction, the governmental authority, body, commission, agency or other instrumentality of such country or multinational jurisdiction (e.g., the EMEA with respect to the European Union), with the primary responsibility for the evaluation or approval of pharmaceutical products before a Product can be tested, marketed, promoted, distributed or sold in such country or multinational jurisdiction, including such governmental bodies, if any, that have jurisdiction over the pricing of such pharmaceutical product. The term “Regulatory Agency” includes, without limitation, the FDA and the EMEA.

ss.                                 “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, such approvals, licenses, registrations or authorizations that are required to be obtained from a Regulatory Agency prior to the manufacture, marketing and sale of a Product for use in the Field in such country or multinational jurisdiction (including, where applicable,

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Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

pricing approvals necessary to obtain reimbursement).

tt.                                     “Regulatory-Based Exclusivity Period” means, with respect to a Product in a country in the Territory, that period of time during which a Regulatory Agency is prohibited from granting of final approval of (i) an application to market a Generic Product (as defined in Section 6(a)ii.B below), or (ii) an application to market any product that relies upon Regulatory Approval of the applicable Product or the safety and efficacy data used to support Regulatory Approval of the Product.

uu.                               “Regulatory Filing” means any filing with a Regulatory Agency relating to the clinical evaluation or Regulatory Approval of a Product, including all Supporting Data. Regulatory Filings include, without limitation, INDs and NDAs and their ex-US counterparts. Regulatory Filings will include all documents, data and information used or required to support a marketing application, manufacture, sale or distribution of a Product.

vv.                               “Rejected Compound” means a Compound that has failed to meet either the Candidate Selection Criteria or the PoC Criteria.

ww.                           “Research Plan” means the written plan that will describe the research and development activities that are to be carried out by the Parties and agreed to by the Parties within five (5) days of the Execution Date pursuant to a letter agreement between the Parties.

xx.                                   “Research Term” means that period from the Effective Date until the fifth anniversary of the Effective Date, unless this Agreement is earlier terminated or extended in accordance with its terms.

yy.                               “SGI Group” means, collectively, collectively, SGI and its Affiliates and its Sublicensee(s), if any.

zz.                                   “SGI IP” means SGI Know-How, SGI Patents and SGI Technical Information.

aaa.                           “SGI Know-How” means all tangible and intangible (a) [***]; whether stored or transmitted in oral, documentary, electronic or other form, including regulatory documentation, in each case with respect to (a) and (b) above, created by SGI or its Affiliates after the Effective Date in the course of performing the Research Plan that is directly related to Licensed Compounds or Product(s) incorporating Licensed Compounds; but in all events excluding (i) any or all of the foregoing that is owned or Controlled by a Successor prior to the date that a Successor consummates a Change of Control Transaction with respect to SGI or prior to any other transaction pursuant to which the Successor succeeds to all or substantially all of SGI’s business or assets pertaining to the subject matter of this Agreement, whether by merger, reorganization, acquisition or otherwise and (ii) CLIMB and any other practices, methods, techniques, trade secrets, inventions or any other information that SGI owns, controls, uses or may use in the conduct of drug discovery research hereunder or otherwise.

bbb.                        “SGI Patents” means all Patents Controlled by SGI or its Affiliates during the term of this Agreement (other than Joint Patents) that claim, generically or specifically, the (i) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (ii) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds, or (iii) method of manufacture of Licensed Compound(s) and/or Product(s) comprising Licensed

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Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Compounds, but shall exclude any and all Patents owned or Controlled by a Successor prior to the date that a Successor consummates a Change of Control Transaction with respect to SGI or prior to any other transaction pursuant to which the Successor succeeds to all or substantially all of SGI’s business or assets pertaining to the subject matter of this Agreement, whether by merger, reorganization, acquisition or otherwise.

ccc.                           “SGI Technical Information” means all tangible and intangible information, data and results created by SGI or its Affiliates prior to the Effective Date and Controlled by SGI or its Affiliates as of the Effective Date that is directly related to Licensed Compounds or Product(s) incorporating Licensed Compounds or is otherwise disclosed by SGI to GSK, including all data, or results generated through application of CLIMB to the Project; but in all events excluding any or all of the foregoing that is owned or Controlled by a Successor prior to the date that a Successor consummates a Change of Control Transaction with respect to SGI or prior to any other transaction pursuant to which the Successor succeeds to all or substantially all of SGI’s business or assets pertaining to the subject matter of this Agreement, whether by merger, reorganization, acquisition or otherwise, and shall exclude CLIMB and any other practices, methods, techniques, trade secrets, inventions or any other information that SGI owns, controls, uses or may use in the conduct of drug discovery research hereunder or otherwise.

ddd.                        “Sublicensee” means any entity to which GSK or SGI, as applicable, directly or indirectly sells or distributes, a Product (including Third Parties authorized to make and sell a Product and Third Parties that purchase from another that is authorized to make and sell a Product), provided that such Third Party is responsible for some or all of the marketing and promotion of such Product within its portion of the Territory, but excluding wholesalers and physical distributors. For clarity, any contract manufacturer that has rights to sell or otherwise distribute Product(s) will be considered a Sublicensee for purposes of this Agreement.

eee.                           “Successor” means any entity that succeeds to all or substantially all of SGI’s business or assets pertaining to the subject matter of this Agreement, including by means of a Change of Control Transaction.

fff.                                 “Supporting Data” means all data and information relating to (i) the pharmacological or toxicological properties of any Product, (ii) any pre-clinical or clinical testing and experience in relation to any Product and (iii) the chemical composition, synthesis, formulation, compounding, and manufacturing and quality control testing of any Product, to the extent reasonably required for purposes of any application for Regulatory Approval for a Product. Supporting Data will also include, but is not limited to, copies of annual reports, integrated study reports, protocols for clinical research and pre-clinical studies, protocol changes and amendments, Chemistry, Manufacturing and Control (CMC) sections and amendments, safety data, clinical databases, case report forms and access to patient records, toxicity, safety and metabolism reports and data, and pharmacokinetic data and reports and relating to any Product, as well as, in general, data or information which would typically be part of any submission to FDA or other Regulatory Agency for the purpose of obtaining approval of any Product for any indication.

ggg.                        “Territory” means the entire world.

hhh.                        “Third Party” means any entity other than the GSK Group and the SGI Group and each of the members thereof.

iii.                                    “Third Party Claim” means a liability, loss, fine, penalty, damage, expense, action, or claim brought against an Indemnitee (defined herein) by a Third Party, for which such Indemnitee seeks indemnification under Section 14 hereof.

jjj.                                    “US” means United States of America.

kkk.                           “US$” means US Dollars.

lll.                                    “Valid Claim” means either (i) a claim of an application for a Patent that claims, generically or specifically, the (A) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (B) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds that has been pending for no more than eight (8) years from the earliest date on which such patent application claims priority, which claim was filed in good faith and has not been cancelled, withdrawn or abandoned, or (ii) a claim within an issued Patent that claims, generically or specifically, the (A) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (B) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds that has not expired, lapsed, or been cancelled, withdrawn, disclaimed or abandoned, and, in each case of (i) or (ii) has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue or disclaimer.

Other Defined Terms

Term	Section
“Agreement”	Introductory Clause
“Alliance Managers”	Section 3(c)
“Arbitratable Dispute”	Section 16(b)iii
“Chairperson”	Section 3(a)i
“Chief Patent Counsels”	Section 3(b)ii
“Competing Compound”	Section 2(g)
“District Court”	Section 16(a)ii
“Effective Date”	Introductory Clause
“Executive Officers” -	Section 3(a)iv
“Expiration in Entirety”	Section 9(a)
“Force Majeure Event”	Section 17(b)
“Generic Entry”	Section 6(a)ii.B
“Generic Product”	Section 6(a)ii.B
“GSK”	Introductory Clause
“GSK Indemnitee”	Section 14(a)
“GSK Inventions”	Section 10(g)ii
“GSK Loss”	Section 14(a)
“GSK Option”	Section 4(a)
“GSK Product IP”	Section 9(e)v.B
“GSK Royalty”	Section 6(b)i
“Indemnitee”	Section 14(c)i
“Indemnitor”	Section 14(c)i
“IP Conflict”	Section 3(b)i.A
“Joint Invention”	Section 10(g)iii
“License”	Section 4(b)
“Party” or “Parties”	Introductory Clause
“Payee”	Section 6(g)

Other Defined Terms

“Payor”	Section 6(g)
“PoC Trial Data Package”	Section 2(c)vi.A
“Product Expiration”	Section 9(a)
“Product Trademark”	Section 9(e)v.N
“Publication”	Section 11(f)
“Reverted Products”	Section 9(e)v.A
“Reverted Territory”	Section 9(e)v.A
“Rules”	Section 16(b)iii.A
“SAR”	Section 2(c)iv.B
“SGI”	Introductory Clause
“SGI Indemnitee”	Section 14(b)
“SGI Inventions”	Section 10(g)i
“SGI Loss”	Section 14(b)
“SGI Royalty”	Section 6(a)i
“State Court”	Section 16(a)ii
“TPP”	Section 2(c)ii

2.                                                    RESEARCH TERM

(a)                        Initial Term. The initial Research Term will be five (5) years from the Effective Date, unless this Agreement is earlier terminated; provided that the initial Research Term may be extended by GSK in its sole discretion, through completion of a PoC Trial if (i) such PoC Trial has commenced prior to expiration of such 5-year period, and (ii) GSK has paid SGI the milestone for first dosing in a Phase 1 clinical trial. Otherwise the initial Research Term may be extended by mutual written agreement of the Parties.

(b)                       Objectives; Efforts.

i.                            During the Research Term, SGI shall use Commercially Reasonable Efforts to perform the Research Plan to progress a Lead, Follow-On and/or Back-up Compound through to completion of a PoC Trial in order to demonstrate the PoC Criteria, including conducting the following:

A.           Stage 1, Stage 2 and Stage 3 activities (as applicable and discussed in the Research Plan) for the Lead Compound, and as appropriate a Back-up Compound to the Lead Compound, through to achievement of the Candidate Selection Criteria;

B.             In the event that a Follow-On Compound is established, Stage 1, Stage 2 and Stage 3 activities for the Follow-On Compound, and as appropriate a Back-Up Compound to the Follow-On Compound, through to achievement of the Candidate Selection Criteria; and

C.             For any Lead Compound, Follow-on Compound or Back-Up Compound that is progressed beyond Candidate Selection, undertake IND-enabling studies with an objective to progress such Compound(s) into Phase 1 clinical trials, and subsequently to carry out a PoC Trial designed to demonstrate the PoC Criteria.

ii.                         Following the Effective Date, SGI shall devote a [***] to carrying out the Research Plan for the Lead Compound. If GSK elects to establish the Follow-On Compound, SGI shall devote an additional [***] to carrying out the Research Plan for the Follow-On Compound. For clarity, such minimum resource commitment shall only apply to activities undertaken prior to candidate selection of the Lead Compound or Follow-On Compound.

iii.                      SGI shall use its best endeavours to recruit an experienced, PhD level [***] within three (3) months of the Effective Date, or if this is unsuccessful despite such best endeavours, as soon as practicable thereafter. The [***] will support the collaboration with GSK [***] within his/her role.

iv.                     No material changes may be made to the Research Plan without the approval of the JRC.

(c)                        Development of Compounds.

i.                            SGI Responsibility. Prior to GSK’s exercise of the GSK Option, SGI will have primary responsibility for conducting the pre-clinical and clinical development activities for all

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Compounds (including clinical trials and submissions to Regulatory Authorities) in accordance with this Agreement and the Research Plan. SGI shall declare a Lead Compound within [***] days of the Effective Date. GSK will have the opportunity to provide advice to SGI (which will be considered by SGI) regarding the development of the Compounds through GSK’s participation in the JRC, and will have such other development responsibilities as are set forth in this Agreement or are mutually agreed by the Parties in writing.

ii.                         PoC Trial Design and Conduct. The JRC shall be responsible for the design of all PoC Trials for each Compound which design will demonstrate (A) the [***], through JRC-approved biomarker(s), which correlates to a clinical benefit effect on disease consistent with a stated Target Product Profile (“TPP”), thereby providing evidence of efficacy, safety and tolerability in the target population; and (B) the establishment of a dose, consistent with the demonstration of PoC Criteria and such efficacy, safety and tolerability considerations, to move forward into larger focused clinical trials. The PoC Trial design will also include a mutually agreed-to budget for the completion of such PoC Trial, which financial responsibility shall be borne entirely by SGI, except as set forth in Section 3(a)iv.A The Parties agree that such budget shall be agreed to using reasonable and customary per-patient costs as a basis therefor.

iii.                      Design and Budget Disputes.

A.           Any disputes regarding the design of any PoC Trial, including with respect to content and endpoints of such PoC Trial, that are not resolved by the JRC shall be presented to GSK to make the final decision as provided in Section 3(a)iv.A

B.             Any disputes regarding the budget for any PoC Trial that cannot be amicably resolved in accordance with Section 16(b)i hereunder will be submitted for dispute resolution by outside experts in accordance with Section 16(b)ii hereunder.

iv.                     Reports

A.           Progress Reports. During the Research Term, SGI shall provide to the JRC written progress reports on a quarterly basis within ten (10) days of the end of each calendar quarter regarding the status of its activities for the Project to date, including summaries of data associated with SGI’s research and development efforts and an assessment of the likelihood of and timetable for completion of the Project and advancement of Compounds to the next phase of research or development, as applicable. For clarity, structures for Compounds that have been [***] (i.e., Compounds that are within Stage 2), shall be disclosed within progress reports, and the Parties shall discuss and agree a lead optimization strategy through discussion at the JRC, drawing from such progress reports. All such exchanges will be coordinated by the Alliance Managers.

B.             Candidate Selection Reports. At the time of nomination of a Compound for Candidate Selection, SGI will provide a report that will contain all information necessary for evaluation of the nominated Compound against the Candidate

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Selection Criteria, including without limitation the following information: (i) all chemical information including chemical structures of the nominated Compound plus all other Compounds falling within the same Chemical Series (as defined below), (ii) all biological results and data associated with the nominated Compound, (iii) all patent filings that describe or claim the nominated Compound, together with the results of novelty and patentability searches undertaken by SGI.

For purposes of this Section 2(c)iv.B, “Chemical Series” means a set of molecules of the same chemical class in which the structure activity relationship (“SAR”) suggests a common mode of binding to an activity at a biological target such as an enzyme, receptor, or cancer cell. The members of the series may share key structural features, functional groups or shapes that in three dimensional space are important in interacting with the target of interest. Typically, a chemical series would comprise analogs of a lead compound in which one or more individual atoms have been replaced, either with a different atom or a different functional group(s).

v.                        Evaluation of Candidate Selection Activities.

A.           In the event that SGI determines that a Compound meets the Candidate Selection Criteria, SGI shall promptly notify GSK in writing of such event and shall provide to the JRC a candidate selection report (as described in 2(c)iv.B above). The JRC will, at its next regularly scheduled meeting or at an ad hoc meeting scheduled by the JRC (and in any event within thirty (30) days after the JRC’s receipt of such report), review the report to confirm whether that Compound meets the Candidate Selection Criteria, with GSK having the final decision-making authority as to whether the first Lead Compound nominated by SGI meets the Candidate Selection Criteria.

B.             In the event that GSK determines that the first Lead Compound does not meet the Candidate Selection Criteria that Lead Compound shall be deemed a Rejected Compound, and SGI shall continue its research and development in accordance with the Research Plan and the guidelines set forth in Section 2(b) during the Research Term to progress another Compound with the goal of achieving Candidate Selection Criteria. In the event that SGI determines that such other Compound meets the Candidate Selection Criteria, SGI shall follow the reporting and evaluation procedures set forth in Section 2(c)v.A above, provided, however, the JRC shall have final decision-making authority as to whether the such Compound meets the Candidate Selection Criteria.

C.             In the event that the JRC fails to confirm that a Compound has met the Candidate Selection Criteria, then either (1) GSK and SGI may agree in writing that SGI may conduct further studies with that Compound in an effort to meet the Candidate Selection Criteria, or (2) such Compound will thereby be deemed a Rejected Compound.

vi.                     PoC Trial Results

A.           Following completion of any PoC Trial, in the event that SGI determines that a Compound meets the PoC Criteria, SGI shall promptly notify GSK in writing of such event and shall provide to the JRC a data package containing all analysis, results and raw data from the PoC Trial for such Compound, and any related correspondence or information received from or sent to any Regulatory Authority relating to such

Compound (“PoC Trial Data Package”). Unless otherwise agreed to by the Parties, the JRC will schedule an ad hoc meeting not more than thirty (30) days after receipt of any such PoC Trial Data Package to review such PoC Trial Data Package and determine whether such Compound meets the PoC Criteria. SGI shall provide GSK with any additional information reasonably available to it from the conduct of the Project (excluding any information related to CLIMB) that GSK may reasonably request to assist GSK in evaluating the PoC Trial Data Package.

B.             If a Candidate Selection Compound does not meet the PoC Criteria or fails prior to completion of PoC, the Parties may decide, subject to mutual written agreement, that (1) SGI will conduct additional trials on that Candidate Selection Compound to achieve PoC or, alternatively, (2) SGI shall progress another Compound through to completion of a PoC Trial for that second Compound.

C.             Subject to GSK’s right to exercise the GSK Option pursuant to Section 4(a), if, upon expiration of the Research Term, there are no Back-Up Compounds or Follow-On Compounds being progressed by SGI, or if the Back-Up Compounds or Follow-On Compound(s) being progressed fail to achieve the PoC Criteria, either Party may terminate this Agreement pursuant to Section 9(d)iv.

D.            If a Candidate Selection Compound fails to meet the PoC Criteria, GSK nonetheless will have the right to deem that Compound as having met the PoC Criteria and to exercise the GSK Option to such Compound in accordance with Section 4(a). If GSK does not elect to exercise the GSK Option to such failed Compound as set forth in Section 4(a) then either (1) GSK and SGI may agree in writing that either party may conduct further studies with that Compound in an effort to meet the PoC Criteria subject to mutual written agreement as regards the budget and funding therefor in accordance with Section 3(a)iv.A, or (2) that Compound will thereby be deemed a Rejected Compound.

E.              If the JRC determines that the Candidate Selection Compound achieves the PoC Criteria, and GSK elects not to exercise the GSK Option within the [***] option exercise period pursuant to Section 4(a), then either Party may terminate this Agreement in accordance with Section 9(d)iii, and all rights in Compounds shall remain vested in SGI.

(d)                       Rejected Compounds. In the event that a Compound (or in the case of a PoC Trial, a Candidate Selection Compound) becomes a Rejected Compound in accordance with the procedure set forth in Sections 2(c)v.B, 2(c)v.C and/or 2(c)vi.D, SGI will continue to conduct research and development activities on another Compound in accordance with the Research Plan and the guidelines set forth in Section 2(b) during the Research Term. If a Rejected Compound is [***] with a Licensed Compound, then upon GSK’s exercise of the GSK Option, such Rejected Compound shall be licensed to GSK as part of the License. If a Rejected Compound is not [***] with a Licensed Compound, then it shall remain with SGI for its own purposes, subject to Section 2(f).

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(e)                        Additional Program. Notwithstanding GSK’s exercise of the GSK Option, during the Research Term, SGI shall continue to develop at least one (1) Back-Up Compound through the achievement of the Candidate Selection Criteria and, if agreed by the JRC, to develop a Follow-On Compound through the achievement of the PoC Criteria, and GSK shall pay milestone payments to SGI for development of such Back-Up Compound(s) and Follow-On Compound as set forth below. GSK will have the right, at any time after exercising the GSK Option, to terminate development of the Lead Compound in order to develop and commercialize either a Back-Up Compound or Follow-On Compound from the Project.

(f)                          Limited Non-Compete. During the Research Term, subject to Section 2(f), SGI will not, outside of the Agreement, conduct research, development or commercialization activities specifically targeted at identifying Compounds. For the avoidance of doubt, activities required to confirm whether or not a Compound is a Competing Compound (as defined below) shall not be construed as representing the conduct of either research, development or commercialization activities in violation of the foregoing.

(g)                       Competing Compounds. If during the Research Term, in the course of research conducted by SGI outside of this Agreement, either for its own or a Third Party’s benefit, SGI discovers any compound that demonstrates [***] (each, a “Competing Compound”), then SGI shall notify GSK promptly after such discovery. GSK will have a [***] exclusive option to include such compound as a Compound under the terms of this Agreement.

i.                            Acceptance of a Competing Compound by GSK. If GSK opts to include such Competing Compound as a Licensed Compound under the terms of this Agreement, then GSK, in its sole discretion, shall designate such Compound as a Lead Compound, Back-Up Compound to the Lead Compound, Follow-On Compound or Back-Up Compound to the Follow-On Compound. GSK shall be obligated to pay any milestones that such Compound shall achieve.

ii.                         Rejection of a Competing Compound by GSK. If GSK opts not to include such Competing Compound as a Licensed Compound under the terms of this Agreement, then all rights in such Competing Compound(s) will remain with SGI and SGI will not be restricted in any manner from researching and developing such Competing Compound(s), except that SGI may not license or commercialize such Competing Compound(s) for any purpose in the Territory until the expiration of the Research Term.

iii.                      Test Procedure for Competing Compound. SGI shall test whether a compound is a Competing Compound by testing such compound for [***].

(h)                       Other SGI Programs. GSK acknowledges and understands that SGI has discovered and developed, and may continue to discover and develop, [***] or [***] comprising at least [***] or its derivatives and analogues, including [***], and further, that such compounds will not be considered Competing Compounds and that SGI and its licensees and sublicensees may directly and indirectly continue to develop such compounds, including [***], [***] and [***] thereof, unabated and unaffected by this Agreement.

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(i)                           Regulatory Matters; Compliance.

i.                            Compliance. SGI shall conduct all development activities in compliance with applicable laws, rules and regulations. SGI shall ensure that development activities conducted by Third Parties on its behalf are conducted in compliance with applicable laws, rules and regulations, and, as applicable, cGMP, GLP and GCP.

ii.                         Data Integrity.

A.           SGI acknowledges the importance of ensuring that the Project is undertaken in accordance with the following data management practices:

(1)          data is being generated using industry-accepted scientific techniques and processes;

(2)          data is being accurately and reasonably contemporaneously recorded by persons conducting research hereunder;

(3)          data is being analyzed without bias; and

(4)          data and results are being stored securely and can be easily retrieved.

B.             SGI agrees that it shall use Commercially Reasonable Efforts to carry out the Project so as to collect and record any data generated therefrom in a manner consistent with the practices set forth in Sections 2(i) and 2(ii).A(1)-(4) above.

iii.                      Ownership. SGI will own and maintain all Regulatory Filings for Compounds developed during the Research Term pursuant to this Agreement. In the event that any Regulatory Authorities request a teleconference, videoconference, or meeting with SGI with respect to a material matter relating to a Compound during the Research Term SGI agrees to confer with GSK as to its response to such Regulatory Authorities prior to any such teleconference, videoconference, or meeting. Upon exercise by GSK of the GSK Option, as provided in Section 4, SGI (or its Successor in the event of a Change in Control Transaction is consummated) shall transfer ownership of such Regulatory Filings for such Compound to GSK, and provide GSK with copies of Regulatory Filings. Thereafter, GSK (or its Affiliates) will own and maintain all Regulatory Filings and Regulatory Approvals for Licensed Compounds; provided that in the event of termination in accordance with Section 9(e)v such ownership and maintenance responsibilities will revert to SGI. After exercise of the GSK Option by GSK, SGI agrees to continue to reasonably cooperate with GSK in responding to any inquiries from Regulatory Authorities relating to the Regulatory Filings for Compounds developed during the Research Term pursuant to this Agreement.

iv.                     Adverse Event Reporting. Beginning on the Effective Date and continuing until such time, if any, that GSK exercises the GSK Option as provided in Section 4, SGI shall be responsible for reporting all Adverse Events in connection with the activities of SGI under this Agreement to the appropriate Regulatory Authorities in the countries in the Territory in which the Compound is being developed, in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities. GSK understands and agrees that the Adverse Events database software currently in use by SGI are ARISg 5.0.2.2.7, WHO drug 2008 4th quarter and MedDRA 12.1, and SGI agrees to deliver Adverse Events data to GSK in an agreed-upon data format.

(j)                           Subcontracting. Subject to the terms of this Agreement, SGI may perform any activities in support of its development of Compounds through subcontracting to one or more Third Party contractors or contract service organizations, provided, that: (A) none of the rights of GSK under this Agreement are materially adversely affected as a result of such subcontracting; (B) the contracts for any such Third Party subcontractor to whom SGI discloses the Confidential Information of GSK will contain appropriate obligations of confidentiality that are no less restrictive than the obligations of SGI under Section 11; (C) SGI shall obligate such Third Party to agree in writing to assign or license (with the right to grant sublicenses) to SGI any Inventions (and SGI Patents or Joint Patents claiming such Inventions) made by such Third Party in performing such services for SGI that are necessary for the development or commercialization of Compounds; and (D) SGI shall at all times be responsible for the performance of such subcontractor.

3.                                                    GOVERNANCE

(a)                        JRC. Promptly and in any event within sixty (60) days after the Effective Date, the Parties shall establish the JRC. The JRC will oversee the scientific and clinical progress of the Project, as more specifically provided herein. SGI shall keep the JRC reasonably informed of its progress and activities under the Project.

i.                            Membership. The JRC will be comprised of two (2) representative employees from each of GSK and SGI. Each Party shall provide the other with a list of its initial members of the JRC no later than thirty (30) days prior to the first scheduled meeting of the JRC. Each Party may replace any or all of its representatives on the JRC at any time upon written notice to the other Party in accordance with 17(d) of this Agreement, provided that such notice is received by the other party no less than ten (10) days prior to the next scheduled JRC meeting. Each representative of each Party shall have expertise in pharmaceutical drug discovery and/or development. Any member of the JRC may designate a substitute with substantially similar expertise to attend and perform the functions of that member at any meeting of the JRC, provided that such designation is noticed to the other party no less than ten (10)days prior to the next scheduled JRC meeting. Each Party may, in its reasonable discretion, invite up to three (3) non-member representatives of such Party to attend meetings of the JRC as a non-voting participants, subject to the confidentiality obligations of Section 11. The Parties shall designate a chairperson (“Chairperson”) to oversee the operation of the JRC and prepare minutes as set forth in Section 3(a)iii, each such Chairperson to serve a twelve (12) month term. The right to name the Chairperson will alternate between the Parties, with SGI designating the first such Chairperson.

ii.                         Meetings. During the Research Term, the JRC shall meet in person or otherwise at least once each calendar quarter, and more frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as the Parties may agree. Following GSK’s exercise of the GSK Option, the JRC will continue solely as a forum to maintain information flow between the Parties regarding the progression of Licensed Compounds, and to discuss and agree on SGI’s role, if any, with respect to continuing development of Licensed Compounds after exercise by GSK of the GSK Option pursuant to Section 4. Meetings of the JRC that are held in person will alternate between the facilities of the Parties, or such other place as the Parties may agree. The members of the JRC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party shall bear all expenses it incurs in regard to participating in meetings of the JRC, including all travel and living expenses.

iii.                      Minutes. The Chairperson shall be responsible for preparing and circulating minutes of each meeting of the JRC, setting forth, inter alia, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JRC and a list of any issues to be resolved by the Executive Officers (as defined below) pursuant to Section 3(a)iv. Such minutes will be effective only after approved by both Parties at the next JRC meeting or via polling as described in Section 3(a)ii above. With the sole exception of specific items of the meeting minutes to which the members cannot agree and which are escalated to the Executive Officers as provided in Section 3(a)iv below, definitive minutes of all JRC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the JRC minutes, the Parties do not agree on any issue with respect to the minutes, such issue will be resolved by the escalation process as provided in Section 3(a)iv.A-iv.C. The decision resulting from the escalation process will be final and shall be recorded by the Chairperson in amended finalized minutes for that meeting.

iv.                     Decisions. The JRC will have the authority to make decisions only with respect to the issues set forth in Sections 3(a)v.C to 3(a)v.E below. All other decisions with respect to the Project will be made by SGI in its sole discretion, other than as set forth in Section 3(a)iv.A. Except as otherwise expressly provided in Section 3(a)iv.A, all decisions of the JRC will be made by unanimous vote, with each Party having collectively one (1) vote in all decisions. Prior to GSK’s exercise of the GSK Option, in the event that the JRC is unable to reach a unanimous decision within fifteen (15) days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of SGI and the Senior Vice President of Cancer Research at GSK, or their designees or successors (collectively, the “Executive Officers”), for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which will in no case be more than ten (10) days after the matter was referred to them, the issue will be resolved as follows:

A.           Subject to the limitations set forth in this Section 3(a)iv.A below, GSK will have final decision-making authority with respect to any disputes concerning: (i) whether to research and develop a Follow-On Compound after the Effective Date, (ii) whether a Compound has met the PoC Criteria, and (iii) the PoC Trial design. For purposes of clarity, decisions made in accordance with this Section 3(a)iv.A shall be without imposition of additional costs on SGI and would not be submitted to outside experts or arbitration for dispute resolution. If a final decision made by GSK as set forth in Section 3(a)iv.A(iii) above results in an increase in the projected cost of the PoC Trial, the Parties shall discuss and agree to the allocation of costs with respect to such excess. SGI will not be obligated to continue the Project until agreement is reached in writing with respect to the allocation of costs and expenses, and such action will not be considered a breach of this Agreement by SGI.

B.             If the Parties cannot agree to a cost allocation mechanism as described in Section 3(a)iv.A above, and such disagreement occurs during the conduct of a PoC Trial by SGI and such disagreement threatens the continuation of such PoC Trial, then GSK will have the right, but not the obligation, to pay the costs of continuing such PoC Trial, including any proposed increases, until such cost-sharing mechanism can be agreed to by the Parties, whether such agreement is arrived at amicably in accordance with Section 16(b)i or through outside experts in accordance with Section 16(b)ii.

C.             Except as set forth in Section 3(a)iv.A, all disputed issues arising from the JRC will be submitted to dispute resolution in accordance with Section 16(a)ii.

v.                        Responsibilities. The JRC will perform the following functions, some or all of which may be addressed directly at each meeting of the JRC:

A.           review SGI’s activities during the Research Term;

B.             review the progress of the Project against the Research Plan and approve material changes to the Research Plan as set forth in Section 2(b)i;

C.             review, modify, update and approve the PoC Trial designs in accordance with the terms of Sections 2(c)ii and 2(c)iii;

D.            review and comment on the Research Plan;

E.              subject to GSK’s decision-making authority pursuant to Section 2(c)v.A to, confirm that a nominated Compound(s) has met the Candidate Selection Criteria, or Section 3(a)iv.B with regard to confirmation that Compound(s) have met PoC Criteria; and

F.              such other responsibilities as may be assigned to the JRC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

For clarity, the JRC will have no authority beyond the specific matters set forth above in this Section 3(a)v, and in particular will have no power to amend or modify the terms or provisions of this Agreement. In addition, GSK (and neither SGI nor the JRC) shall have the sole right to make decisions in its sole discretion with respect to (i) the exercise of the GSK Option; or (ii) the development and commercialization by GSK of Compounds (and resultant Products) after exercise by GSK of the GSK Option with respect to such Compound; in each case so long as these decisions impose no obligation, cost or expense on SGI, other than SGI’s continuing obligation to carry on research and development of Compounds during the Research Term in accordance with the Research Plan and the guidelines set forth in Section 2(b). Additionally, prior to GSK’s exercise of the GSK Option, SGI shall have the sole right to make decisions in its sole discretion with respect to the disclosure of any chemical structure information to GSK and/or the JRC with respect to any Compounds prior to nomination of a Compound for Candidate Selection Criteria. If the Parties cannot agree as to whether an issue is within the purview of the JRC, GSK or SGI, that issue will be referred to the dispute resolution process outlined in Sections 16(b)i and 16(b)ii below.

(b)                       JPC.

i.                            Role.

A.           After the JRC or GSK, as applicable confirms that a Compound has met the Candidate Selection Criteria, the JPC will be formed and will be responsible for (1) developing a strategy to protect SGI Patents, including the filing, prosecution, maintenance, enforcement and defense of Patents included in the SGI Patents; (2) providing a forum for the Parties to discuss material issues and provide input to each other regarding such SGI Patents; (3) in the event of any conflict involving Third Parties in relation to SGI Patents and Joint Inventions, e.g., a patent interference proceeding or patent litigation (“IP Conflict”), the selection of counsel, whether to settle and the terms of settlement, selection of expert witnesses, the decision whether to drop a patent from infringement litigation, communications with the US Federal Trade Commission or equivalent foreign competition agencies and other material litigation issues, including the text of briefs and motions, in each case in the context of patent matters only. For purposes of clarity, any decision relating to Paragraph IV Litigation shall rest exclusively with GSK in its sole discretion (except in the case of Reverted Products, in which case such decision would rest exclusively with SGI).

B.             The members of the JPC and their designees will have the right to participate in meetings with legal counsel and to attend litigation hearings, depositions and meetings, as allowable by applicable laws and the adjudicator. For the purposes of this section, arbitration and mediation are considered litigation and within the remit of the JPC.

C.             Periodically, or upon request, the JPC shall report its activities and the status of SGI Patents filings to the JRC.

ii.                         Decisions. Except as otherwise provided herein and until GSK has exercised the GSK Option as provided in Section 4(a), all decisions of the JPC will be made by unanimous vote, with each Party having collectively one (1) vote in all decisions. In the event that the JPC is unable to reach a majority decision within fifteen (15) days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the chief patent counsel of GSK and SGI (“Chief Patent Counsels”), or such other person holding a similar position designated by GSK or SGI from time to time, for resolution. The Chief Patent Counsels shall meet promptly to discuss the matter submitted and to determine a resolution. If the Chief Patent Counsels are unable to determine a resolution in a timely manner, which will in no case be more than fifteen (15) days after the matter was referred to them, (A) prior to exercise of the GSK Option by GSK, the dispute shall be promptly decided by SGI; and (B) after exercise of the Option by GSK, the dispute shall be promptly decided by GSK.

iii.                      Meeting. The JPC will meet on such dates and at such places and times agreed to by the Parties, but the JPC shall meet at least three (3) times a year and more frequently as needed leading up to and during any IP Conflict.

iv.                     Members. The membership of the JPC will be comprised of two (2) representatives from each Party, which representatives may or may not be JRC members. Each Party agrees that at least one (1) of its representatives will be a patent attorney admitted before the USPTO. Upon notice of at least ten (10) days prior to a scheduled JPC meeting, a Party may substitute one (1) representative for another as long as the total number of members does not exceed the maximum agreed by the Parties, and such substituted representative has experience substantially similar to the absent representative. Either Party may invite additional individual(s) to attend a JPC meeting on an as-needed basis to advise, or present information to, the JPC, provided that such invitation is noticed to the other party no less than ten (10) days prior to the next scheduled JPC meeting. Such invited individual will be an observer only and will not be a voting member of the JPC. Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JPC, including all travel and living expenses.

v.                        JPC Survival. Once GSK has elected to exercise the GSK Option, the JPC will continue solely as a forum to maintain information flow between GSK and SGI regarding the SGI Patents, and to discuss and agree on strategy in the event of an intellectual property dispute, e.g., an infringement action. All decisions made after exercise of the GSK Option with respect to the SGI Patents will be made at the sole discretion of GSK so long as such decisions otherwise comply and are consistent with the terms and conditions of this Agreement and do not impose any additional obligations, costs or expenses on SGI. For purposes of clarity, GSK’s reduction of royalty to SGI pursuant to Section 6(e) shall not be deemed additional obligations, costs or expenses on SGI.

(c)                        Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual (who may or may not be an existing member of the JRC) to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager may thereafter be permitted (upon the agreement of each of the Parties) to attend meetings of the JRC as a non-voting observer (unless such Alliance Manager is a member of the JRC), subject to the confidentiality provisions of Section 11. The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall assist in the facilitation of such activities hereunder as needed, including the exchange of information described in Section 2(c)iv. The Alliance Managers shall also be responsible for assisting the JRC in performing its oversight responsibilities. The name and contact information for such Alliance Managers, as well as any replacement(s) chosen by SGI or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 17(d) of this Agreement.

(d)                       JRC Survival. Once GSK has elected to exercise the GSK Option, the JRC will meet only once a year and will continue solely as a forum to maintain information flow between GSK and SGI regarding the progression of Licensed Compounds, and to discuss and agree on SGI’s role, if any, with respect to continuing development of Licensed Compounds after exercise of the GSK Option (as described below under Section 4(a)). Subject to GSK’s obligation to use Commercially Reasonable Efforts with respect to its activities undertaken after exercise of the GSK Option, all decisions made after exercise of the GSK Option with respect to the development, manufacturing, progression or commercialization of any Licensed Compound will be made at the sole discretion of GSK so long as such decisions otherwise comply and are consistent with the terms and conditions of this Agreement and do not impose any additional obligations, costs or expenses on SGI, other than SGI’s obligation to continue to conduct research and development activities during the Research Term in accordance with the Research Plan and the guidelines set forth in Section 2(b).

4.                                                    OPTION AND LICENSE

(a)                        Option Grant. SGI hereby grants to GSK the exclusive option to obtain the License set forth in Section 4(b) (“GSK Option”). The GSK Option is exercisable at GSK’s sole discretion upon the occurrence of any of the following events: (i) upon written confirmation by the JRC that a Lead Compound has met the PoC Criteria in accordance with Section 2(c)vi.A, in which case,

GSK will have [***] from the date of such confirmation to exercise the GSK Option, or (ii) if GSK deems that the Lead Compound that has failed to meet the PoC Criteria as set forth in Section 2(c)vi.D, is nonetheless acceptable to GSK in its sole discretion, GSK will have [***] from written confirmation from the JRC that the Lead Compound has failed to meet the PoC Criteria to exercise the GSK Option; or (iii) upon expiration of the Research Term, in which case GSK will have [***] from the date of such expiration to exercise the GSK Option; or (iv) upon a Change of Control as described in Section 8(a), in which case GSK will have [***] from the date of notice from SGI of the Change of Control to exercise the GSK Option. For purposes of clarity, GSK shall have one GSK Option for the Project, exercisable at one of the points described in 4(a)i-iv above, and on exercise of the GSK Option, GSK shall have rights to the Licensed Compounds in the Project. The grant of the GSK Option is irrevocable except in the event of a termination of this Agreement by SGI for material breach by GSK and shall remain in place through the expiration of the Research Term so long as this Agreement is not terminated by a Party pursuant to Section 9(d)iii.

(b)                       License Grant. Subject to the terms and conditions of this Agreement and upon GSK’s exercise of the GSK Option, SGI hereby grants to GSK (a) a worldwide, irrevocable, exclusive license, with the right to sublicense, under the SGI Patents, SGI Know-How and SGI’s interest in the Joint Inventions and Joint Patents, to make, have made, use, sell, offer for sale and/or import Licensed Compounds and Products comprising Licensed Compounds in the Field in the Territory, and (b) a worldwide, irrevocable, non-exclusive license, with the right to sublicense, under the SGI Technical Information to make, have made, use, sell, offer for sale and/or import Licensed Compounds and Products comprising Licensed Compounds in the Field in the Territory (collectively, “License”). The License grant to GSK hereunder is irrevocable except in the event of a termination of this Agreement by SGI for material breach by GSK.

(c)                        Retention of Rights by SGI. Notwithstanding the foregoing, during the Research Term, SGI will retain the right under the SGI IP to conduct development of Back-Up Compounds and Follow-On Compounds through achievement of the Candidate Selection Criteria or PoC Criteria, as the case may be.

(d)                       No Grant of Rights to Third Parties. Until such time as the GSK Option pursuant to Section 4(a) has expired, SGI shall not grant to any Third Party rights to any SGI Patents or SGI Know-How which would conflict with the grant of the resulting License to GSK. For the avoidance of doubt, the Parties understand and agree that for so long as the GSK Option is in effect, such option will be exclusive, and SGI shall have no right to offer or negotiate with any Third Party the grant of any right, license, or any other encumbrance of any kind, in or to any Compounds subject to that GSK Option, or any SGI Patents or SGI Know-How exclusively pertaining to such Compounds, which would conflict with the grant of a License to GSK.

(e)                        License Grant Upon Expiration of the Royalty Term. SGI hereby grants to GSK a worldwide, non-exclusive fully paid-up license, with the right to sublicense, under the SGI Know-How and SGI Technical Information to continue to make, have made, use, sell, offer for sale and/or import Licensed Compounds and Products comprising Licensed Compounds in the Field in the Territory upon Expiration in Entirety (defined in Section 9(a) below).

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(f)                          Regulatory Filings. As soon as practicable after the exercise of the GSK Option, SGI shall assign and transfer to GSK at SGI’s sole cost and expense, any Regulatory Filings that SGI has filed with respect to any Licensed Compound, and take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect the transfer of rights thereunder to GSK. Concurrent with the exercise of the GSK Option by GSK, the Parties agree to draft a transition plan to accommodate the transfer of any such Regulatory Filings and related documents and materials.

(g)                       Supply. After GSK’s exercise of the GSK Option, SGI agrees to expend Commercially Reasonable Efforts to promptly transfer to GSK, at SGI’s Manufacturing Cost plus [***] such supplies of clinical development material and supplies, and all bulk drug substance or other materials used to manufacture the applicable Licensed Compound then on hand, to enable GSK to continue development of the Licensed Compounds.

(h)                       Third Party Manufacturing Contracts. SGI agrees to expend Commercially Reasonable Efforts to make any Third Party manufacturing contracts for supplies of clinical development material wholly or partially assignable to GSK. In the event that such an assignment cannot be made, SGI shall cooperate with GSK, for a maximum period of twelve (12) months, to have such Third Party manufacturer(s) continue to manufacture the clinical development material for which GSK shall promptly reimburse SGI at SGI’s actual Third Party cost, plus [***], and GSK shall expend Commercially Reasonable Efforts to (i) accelerate the search for an alternative commercial manufacturing source for GSK, (ii) bring such manufacturing in-house to GSK, or (iii) to enter into contract for such manufacture with such Third Party manufacturer(s).

(i)                           Technology Transfer after GSK’s Option Exercise.

i.                            Generally. After GSK exercises the GSK Option for a Compound, SGI shall promptly deliver to GSK, at no cost to GSK, all tangible embodiments of SGI Know-How, together with bulk and final product manufacturing data and processes, batch records and validation documentation; Third Party subcontractor information to the extent permissible; Regulatory Filings and Supporting Data; and Adverse Event data. The Parties, working through the JRC will use Commercially Reasonable Efforts to plan and execute a mutually agreeable transition process designed to effect the orderly transition and uninterrupted development of Licensed Compounds.

ii.                         Continuing Cooperation.

A.           After the transfer described in Section 4(i)i above, and for a 6-month period thereafter, SGI shall use Commercially Reasonable Efforts to cooperate with GSK to provide GSK with the SGI Know-How to which GSK has a right or license under this Agreement. During such 6-month period, SGI would be responsible for its reasonable costs and expenses of such continuing cooperation; provided, however, that after such 6-month period all of SGI’s costs and expenses for such continuing cooperation would be borne by GSK.

B.             After exercise of the GSK Option by GSK, SGI agrees to continue to reasonably cooperate with GSK in responding to any inquiries from Regulatory Authorities

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relating to the Regulatory Filings for Compounds developed during the Research Term pursuant to this Agreement.

C.             For a period of [***] following expiration of the Research Term, SGI shall not have the obligation of testing Compounds for [***]; however if SGI becomes aware of a Compound that qualifies as a Licensed Compound hereunder, SGI agrees to promptly notify GSK of the existence of such Compound and such Compound shall be deemed a Licensed Compound in accordance with Section 4.

iii.                      Additional Services. In the event that GSK requests SGI to provide GSK with any materials or services beyond those set forth in Sections 4(i)i and 4(i)ii, such materials and/or services shall be scheduled and provided by SGI to GSK on such terms and conditions as may be mutually agreed between the Parties at the time of any such request, if, and only if, each of the Parties mutually desire to engage in the transfer or provision of such additional materials or services.

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5.                                                    FEES, EQUITY, AND RESEARCH AND DEVELOPMENT MILESTONES

(a)                        Upfront Fee. GSK shall pay to SGI US Two Million Dollars (US$2,000,000) within ten (10) business days after receipt of an invoice therefor from SGI after the Effective Date.

(b)                       Stock Purchase. In accordance with the terms and conditions of the Common Stock Purchase Agreement entered into by the Parties effective October 22, 2009, attached hereto as Exhibit A, GSK agrees to purchase, and SGI agrees to sell and issue to GSK, SGI common stock at a cash purchase price per share equal to one hundred and ten percent (110%) of the average closing sale price of one (1) share of the SGI common stock as reported on for the thirty (30) consecutive trading days immediately preceding the date of execution of this Agreement for an aggregate purchase price equal to US Three Million Dollars (US$3,000,000).

(c)                        Follow-On Fee. In addition, if a Follow-On Compound program is initiated following the Effective Date, GSK shall pay to SGI a one-time fee of US [***] within ten (10) business days following receipt of an invoice therefor from SGI.

(d)                       Lead Compound Milestones. GSK shall make the following one-time payments to SGI for the first Lead Compound to achieve the following milestones:

Event	Payment US$MM
Achievement of Candidate Selection Criteria	[***]
First dosing in a Phase 1 clinical trial	[***]
Exercise by GSK of the GSK Option	[***]

(e)                        Follow-On Compound Milestones. In addition, GSK shall make the following one-time payments to SGI for the first Follow-On Compound to achieve the following milestones:

Event	Payment US$MM
Achievement of Candidate Selection Criteria	[***]
First dosing in a Phase 1 clinical trial	[***]
Achievement of PoC Criteria	[***]

(f)                          Back-Up Compound Milestones. For each Back-Up Compound, up to a maximum of two (2) Back-Up Compounds (i.e., a Back-Up Compound to each of the Lead Compound and a Follow-On Compound), GSK shall make the following payments to SGI for each of the first two (2) Back-Up Compounds to achieve the following milestones:

Event	Payment US$MM
Achievement of Candidate Selection Criteria	[***]
Initiation of IND-enabling GLP studies	[***]
First dosing in a Phase 1 clinical trial, so long as the Lead Compound or Follow-On Compound to which the Back-Up Compound relates, is not terminated within six (6)	[***]

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Event	Payment US$MM
months of payment of the first dosing in a Phase 1 clinical trial milestone for such Lead Compound or Follow-On Compound

(g)                       Licensed Compound Milestones. GSK shall make the following one-time payments to SGI for the first Compound to achieve such milestone:

Event	Payment US$MM
First dosing in a Phase 3 clinical trial (first Major Indication)	[***]
First NDA approval by FDA (first Major Indication)	[***]
Marketing Authorization Approval including Price and Reimbursement Approval in 3 of 5 EU Major Markets (first Major Indication)	[***]
First NDA Approval by the Japanese MHLW (first Major Indication)	[***]

(h)                       If following exercise of the GSK Option, a Licensed Compound is developed for a second Major Indication, and if such Licensed Compound achieves any of the milestones set forth above noted as “first Major Indication” in such second Major Indication, then GSK shall pay a one-time payment to SGI [***] of the amounts as set forth above noted as “first Major Indication” for the applicable milestone achieved.

(i)                           If following exercise of the GSK Option, a Licensed Compound is developed for a first non-Major Indication, and if such Licensed Compound achieves any of the milestones set forth above noted as “first Major Indication” in such first non-Major Indication, then GSK shall pay a one-time payment to SGI [***] of the amounts as set forth above noted as “first Major Indication” for the applicable milestone achieved.

(j)                           Except as set forth above, all milestone payments and fees in this Section 5 shall be made within forty-five (45) days from the date of receipt of an invoice from SGI. GSK agrees to promptly notify SGI of the achievement of any of the foregoing milestones, but in any event, such notification shall not be delayed by more than ten (10) days from the date of each such milestone achievement. For purposes of clarity, the transaction contemplated by Section 5(b) above is subject to the payment terms specified in the Common Stock Purchase Agreement and is specifically exempted from the timing requirements of this Section 5(j).

(k)                        All upfront and milestone payments will be non-refundable.

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6.                                                    ROYALTIES

(a)                        Royalty to SGI

i.                            Royalty Rate. Subject to Section 6(a)ii-iii, GSK shall pay SGI royalties on annual Net Sales of each Product containing a Licensed Compound during a calendar year, on a country-by-country and Product-by-Product basis, in those countries of the Territory in which there is a Valid Claim of an SGI Patent or a Joint Patent (“SGI Royalty”), in the amounts as follows:

Annual Net Sales	Royalty Rate
< $500M	[***]	%
> $500M < $1,000M	[***]	%
> $1,000M < $2,000M	[***]	%
>$2,000M	[***]	%

The royalty rates in the table above are incremental rates which apply only for the respective increment of annual Net Sales described in the Annual Net Sales column and, thus, once a total annual Net Sales figure is achieved during the calendar year, the royalties owed on any lower tier portion of annual Net Sales are not adjusted up to the higher tier rate.

ii.                         Royalty Reductions.

A.           For countries where there is no Valid Claim within the SGI Patents or Joint Patents and the Regulatory-Based Exclusivity Period has expired, royalty rates will be reduced by [***] so long as Generic Entry has not occurred; provided however, in the event that GSK elects to abandon any Joint Patent in a country that is the only Patent covering the Product in such country, then (1) if SGI does not elect to continue prosecution and maintenance of such Joint Patent, GSK will receive the royalty rate reduction described above for Net Sales revenue from that country, or (2) if SGI elects to continue prosecution and maintenance of such Joint Patent, then GSK will not receive the royalty rate reduction described above for Net Sales revenue from that country until such date as there is no Valid Claim within such Joint Patent in such country. For the avoidance of doubt, in either case of the foregoing (1) or (2), Generic Entry in such country would reduce the SGI Royalties payable regardless of the disposition of such patent prosecution and maintenance activities of the Parties.

B.             If at any time, but only for so long as, (1) a Third Party’s product(s) having the same active ingredient as a Product (each, a “Generic Product”) enters the market in a given country, and (2) such Generic Product(s) account for more than [***] of aggregate unit sales of the Product and such Third Party product(s) in the given country, as determined by, e.g., an IMS Health Inc. market measurement study (“Generic Entry”), the applicable SGI Royalty will be reduced by [***] in such country.

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C.             By way of example only, (1) in a country where there is no Valid Claim of any SGI Patents or Joint Patents, as described in Section 6(a)ii.A above, the royalty rate reduction will be [***]; (2) in a country where there has been Generic Entry, as described in Section 6(a)ii.B above, the royalty rate will be reduced by [***] in such country whether or not a Valid Claim of any SGI Patents or Joint Patents exists in such country.

iii.                      SGI Royalty Term. The royalty term will commence upon First Commercial Sale and will expire on a country-by country basis upon the later of either (A) expiration in such country of the last Valid Claim within SGI Patents or Joint Patents covering the composition of matter or method of use of the Licensed Compound included in the Product, or (B) ten (10) years after such First Commercial Sale in such country, except as otherwise provided in Section 6(a)iv.

iv.                     Regulatory-Based Exclusivity Period. Notwithstanding the foregoing in Section 6(a)iii, if, after expiration of the last Valid Claim within SGI Patents or Joint Patents in a country, SGI can prove by reasonably satisfactory documentary evidence, which is not contradicted by reasonably satisfactory documentary evidence provided by GSK, that there exists Regulatory-Based Exclusivity with respect to such Product in such country, GSK shall continue to pay the SGI Royalty to SGI as set forth in Section 6(a)i for so long as such Regulatory-Based Exclusivity Period continues in such country.

(b)                       Royalty to GSK.

i.                            Royalty Rate. If SGI, on its own or with or through an Affiliate or Third Party, develops or commercializes a terminated Licensed Compound (terminated in accordance with Section 9(d)ii or a Reverted Product (defined below)), subject to Section 6(b)ii, SGI shall pay to GSK a royalty on Net Sales of Products containing such Compound or such Reverted Products, as the case may be, as follows depending on the stage at which GSK terminated development (“GSK Royalty”):

A.           If termination occurred prior to the completion of Phase 3 trials, SGI shall pay a royalty equal to [***] of Net Sales to GSK; and

B.             If termination occurred following the completion of Phase 3 trials, SGI shall pay a royalty equal to [***] of Net Sales to GSK.

ii.                         Royalty Reductions.

A.           For countries where there is no Valid Claim in the SGI Patents or Joint Patents and the Regulatory-Based Exclusivity Period has expired, royalty rates will be reduced by [***] so long as Generic Entry has not occurred; provided however, in the event that GSK elects to abandon any Joint Patent in a country that is the only Patent covering the Product in such country, then (1) if SGI does not elect to continue prosecution and maintenance of such Joint Patent, SGI will receive the royalty rate reduction described above for Net Sales revenue from that country until the end of the term of such Joint Patent in such country as if GSK had not elected to abandon the

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maintenance and prosecution of such Patents, or (2) if SGI elects to continue prosecution and maintenance of such Joint Patent, then SGI will not receive the royalty rate reduction described above for Net Sales revenue from that country until such date as there is no Valid Claim within such Joint Patent in such country. For the avoidance of doubt, in either case of the foregoing (1) or (2), Generic Entry in such country would reduce the GSK Royalties payable regardless of the disposition of such patent prosecution and maintenance activities of the Parties.

B.             If at any time, Generic Entry has occurred for a Product within a country, the applicable GSK Royalty will be reduced by [***] in such country.

C.             By way of example only, (1) in a country where there is no Valid Claim in a SGI Patent or Joint Patent, as described in Section 6(a)ii.A above, the royalty rate reduction will be [***]; (2) in a country where there has been Generic Entry, as described in Section 6(b)ii.A above, the royalty rate reduction will be [***], whether or not a Valid Claim of any SGI Patents or Joint Patents exists in such country.

iii.                        GSK Royalty Term. The royalty term will commence upon First Commercial Sale of such Product in the Territory and will expire on a country-by country basis upon the later of either (A) expiration in such country of the last Valid Claim within SGI Patents or Joint Patents covering the composition of matter or method of use of the Licensed Compound included in the Product, or (B) ten (10) years after First Commercial Sale in such country, subject to Section 6(b)iv.

iv.                     Regulatory-Based Exclusivity Period. Notwithstanding the foregoing in Section 6(b)iii, if, after expiration of the last Valid Claim of any SGI Patents or Joint Patents in a country, GSK can prove by reasonably satisfactory documentary evidence, which is not contradicted by reasonably satisfactory documentary evidence provided by SGI, that there exists Regulatory-Based Exclusivity with respect to such Product in such country, SGI shall continue to pay the GSK Royalty to GSK as set forth in Section 6(a)i for so long as such Regulatory-Based Exclusivity Period continues in such country.

(c)                        Royalty Reduction Following Breach. If SGI materially breaches this Agreement without cure as set forth in Section 9(c) of this Agreement, GSK will have the right to terminate this Agreement pursuant to Section 9(c), and continue to exercise its rights under this Agreement, including without limitation obtaining the License, subject to the following royalty obligations and royalty reductions as set forth in Section 6(b)ii for the period set forth in Section 6(b)iii:

i.                            If termination occurred prior to the Lead Compound achieving the Candidate Selection Criteria, GSK shall pay to SGI a [***] royalty on annual Net Sales of all Products in the Territory;

ii.                         If termination occurred after the Lead Compound achieved the Candidate Selection Criteria but prior to exercise by GSK of the GSK Option, GSK shall pay to SGI a [***] royalty on annual Net Sales of all Products in the Territory.

(d)                       Third Party Licenses for SGI R&D Activities. SGI shall be solely responsible for satisfying all

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costs and payments of any kind (including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments) for any licenses required from a Third Party for the conduct of its research and development activities hereunder prior to the date that GSK exercises the GSK Option. GSK shall be solely responsible for satisfying all such costs and payments after the date that GSK exercises the GSK Option. It is understood and agreed by GSK that SGI is not required to maintain any of the licenses described in this Section 6(d), or satisfy any costs and payments therefor, following exercise of the GSK Option by GSK; provided however, if such licenses are required by GSK, in GSK’s discretion, SGI shall use commercially reasonable efforts to assign such license to GSK or assist GSK in obtaining a direct license from licensor at GSK’s cost.

(e)                        Third Party Licenses for GSK Development, Manufacture or Commercialization Activities. With respect to any license necessary for the development, manufacture or commercialization of a Licensed Compound as determined by GSK following exercise of the GSK Option (including the licenses as described in Section 6(d), if such licenses are required for manufacture or commercialization by GSK), GSK shall be responsible for satisfying all costs and payments of any kind (including without limitation all upfront fees, annual payments, milestone payments and royalty payments) for any such licenses and GSK may offset up to [***] of its direct costs associated with acquiring such license(s) against any royalty payments due to SGI; provided, that such offset will not reduce the relevant royalty rates lower than the minimum threshold rates as follows:

Annual Net Sales	Royalty Rate
< $500M	[***]	%
> $500M < $1,000M	[***]	%
> $1,000M < $2,000M	[***]	%
>$2,000M	[***]	%

GSK will be entitled to carry forward uncredited amounts to future royalties due to SGI. For purposes of clarity, any such license must be obtained by GSK from a Third Party which party is neither an Affiliate of GSK nor a Sublicensee of GSK.

(f)                          Royalty Offset Reduction. If the GSK Group uses the technology covered by a license as described in Sections 6(d) and/or 6(e) above for products other than Licensed Compounds and Products incorporating such Licensed Compounds, then the costs associated with such license that are offset against royalties payable to SGI will be reduced from a maximum of [***], by the ratio of the costs associated with the number of such other products in relation to the costs associated with the Products incorporating Licensed Compounds. By way of example only, if the GSK Group uses such a technology to manufacture three (3) other products with a total combined cost of $[***] and one (1) Product with a total cost of $[***] then the royalty offset reduction will be [***], or $[***]/($[***] + $[***]).

(g)                       Payment, Reporting and Timing. All royalties shall be paid quarterly within sixty (60) days after the end of each calendar quarter on a Product-by-Product, country-by-country basis. The

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Party obligated to make royalty payment (“Payor”) shall submit to the other Party (“Payee”), within sixty (60) days after the end of each calendar quarter, on a Product-by-Product, country-by-country basis, a written report showing Net Sales, Net Sales unit volume sold, the royalties payable in US Dollars and the method used to calculate the royalty and the exchange rates.

(h)                       Currency Conversion. All amounts set forth in this Agreement, or in any Exhibit, are in US Dollars. If any currency conversion will be required in connection with the calculation of royalties or other payments hereunder, such conversion shall be made by the parties, using the standard method to be employed by GSK in its Group Consolidation process and in its annual accounts.

The current standard method is sourced from Reuters/ Bloomberg, with US spot rates supplied on a daily basis. The cumulative year-to-date average rates are calculated as the average of the preceding 31st December spot rate plus the closing spot rates of the relevant months to date, using the following as input:

•                  US Dollar and Euro input to 4 decimal places

•                  All other currencies to 3 significant places (or to the nearest round number if over 999).

As an example, the cumulative average rate for the 5 months to May will be computed by taking the sum of the spot rates of the preceding 31st December, plus the month-end spot rates for the 5 months to May, divided by 6.

The resulting average rates are published to 3 significant figures (e.g., $1.44 for the Dollar, or Naira 168 for Nigeria), or to the nearest round number if the currency is more than 999 (e.g., Bolivar 1,302 for Venezuela).

The rounding process for a currency is that 0.5 is rounded up (e.g., $1.4350 is rounded up to $1.44).

If the standard method for currency conversion employed by GSK in its Group Consolidation process and in its annual accounts changes, GSK will timely notify SGI of the new standard method in advance of it being applied.

(i)                           Taxes.

i.                            Deductions and Withholdings. All amounts due under this Agreement shall be paid in full without deduction for any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, except for tax legally required to be withheld. If a law or regulation of any country of the Territory requires withholding of taxes of any type, levies or other charges with respect to any amounts payable hereunder to Payee, Payor shall promptly pay such tax, levy, or charge to the proper governmental authority and shall furnish Payee with proof of such withholding or similar tax in a form in accordance with the relevant taxation authority as evidence of such payment. Payor shall have the right to deduct any such tax, levy or charge actually paid from payment due to Payee or be promptly reimbursed by Payee if no further payments are due to Payee. Payor agrees to provide reasonable assistance to Payee in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted and in obtaining a repayment of tax withheld or deducted. As GSK and SGI are both U.S. tax residents, each party hereto acknowledges and agrees that it is not required by any applicable law to make (and shall not make) any deduction or withholding for or on account of any tax, levy or other governmental charge from any payment to be made by the other party under this Agreement, unless either party transfers or assigns this Agreement or its rights or obligations under this Agreement to a foreign party or foreign Affiliate or otherwise becomes a resident for taxation purposes in any country of the Territory other than the United States.

ii.                         Assignment or Change in Tax Residency of GSK. In the event that GSK assigns or transfers its rights or obligations under this Agreement, under Section 17(e) or otherwise, or that GSK becomes resident for taxation purposes in any country of the Territory other than the United States, any amounts payable hereunder to SGI shall be made without any deduction for or on account of any tax, levy or charge imposed by any law or regulation of any country of the Territory. If GSK or its assignee or transferee is compelled to make any such deduction, it shall pay to SGI such additional amounts as are necessary to ensure receipt by SGI of the full amount which SGI would have received but for the deduction. GSK agrees to provide reasonable assistance to SGI in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted and in obtaining a repayment of tax withheld or deducted. If SGI receives a tax credit or other tax benefit for such taxes required to be withheld and paid by GSK then SGI shall reimburse GSK the amount of the tax credit or other tax benefit actually received and utilized by SGI (net of taxes incurred by SGI with respect to such tax credit or tax benefit);provided, however, that in the event a taxing authority denies the tax credit or other tax benefit claimed by SGI, then SGI shall notify GSK of such denial and GSK shall within forty-five (45) days of receipt of such notice return to SGI the amount of the tax credit or other tax benefit disallowed.

iii.                      Assignment or Change in Tax Residency of SGI. In the event that SGI assigns or transfers its rights or obligations under this Agreement, under Section 17(e), or that SGI becomes resident for taxation purposes in any country of the Territory other than the United States, any amounts payable hereunder to GSK shall be made without any deduction for or on account of any tax, levy or charge imposed by any law or regulation of any country of the Territory. If SGI or its assignee or transferee is compelled to make any such deduction, it shall pay to GSK such additional amounts as are necessary to ensure GSK’s receipt of the full amount which GSK would have received but for the deduction. SGI agrees to provide reasonable assistance to GSK in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted and in obtaining a repayment of tax withheld or deducted. If GSK receives a tax credit or other tax benefit for such taxes required to be withheld and paid by SGI then GSK shall reimburse SGI the amount of the tax credit or other tax benefit actually received and utilized by GSK (net of taxes incurred by GSK with respect to such tax credit or tax benefit);provided, however, that in the event a taxing authority denies the tax credit or other tax benefit claimed by GSK, then GSK shall notify SGI of such denial and SGI shall within forty-five (45) days of receipt of such notice return to GSK the amount of the tax credit or other tax benefit disallowed.

(j)                           Method of Payment; Late Fees. Payments to be made by Payor to Payee hereunder shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by Payee from time to time. Any undisputed payments due under this Agreement which are not paid by the date such payments are due will bear interest to the extent permitted by applicable law at the prime rate announced by Citibank, N.A. for the applicable time period plus five percent (5%). The foregoing shall exclude (i) changes to bank details (e.g., IBAN or SWIFT code) less than ten (10) days by Payor prior to payment by either Party or (ii) bank errors made by or on behalf of Payor’s bank.

(k)                        Records and Inspection. Payor and its Affiliates and Sublicensees shall keep complete and accurate books and records in sufficient detail to permit Payee to confirm the accuracy of all payments due hereunder. Such books and records shall be kept for at least five (5) years following the end of the calendar quarter to which they pertain. Payee will have the right to have such books and records audited by a Third Party representative reasonably acceptable to Payor under confidentiality obligations no less strict than a set forth in Section 11 (a nationally recognized accounting firm) relating the accuracy of all payments due hereunder for the preceding two (2) years. Payee may conduct such audits during normal business hours no more than once in any twelve (12)-month period upon at least thirty (30) days’ prior written notice to Payor. Payee shall bear the cost of such audit, except that if the audit determines that Payor has made an underpayment with respect to the audited period that is greater than five percent (5%) of all amounts due in such audited period, then Payor shall reimburse Payee for all costs incurred by Payee in connection with the audit, including reasonable, documented, travel expenses actually incurred by Payee or its Third Party auditor. If the audit validly determines that there has been any underpayment, Payor shall promptly reimburse Payee the amount of such underpayment together with interest on such unpaid amounts at the rate set forth in Section 6(g). If the audit validly determines that Payor has made an overpayment with respect to the audited period, Payor will be allowed to credit the overpayment against future royalty payments due to Payee, without interest.

(l)                           Royalties for Combination or Bundled Products. Notwithstanding anything else contained in this Section 6, in the event a combination or bundled Product is formulated, the Net Sales for such combination or bundled Product will be calculated in accordance with the formula set forth in Section 1(gg) and the applicable royalty rate will be applied to such Net Sales amount.

7.                                                    SALES MILESTONE PAYMENTS

(a)                        Sales Milestone Payments. GSK shall pay to SGI the following one-time sales milestone payments based on the first achievement of worldwide aggregate Net Sales, on a Product-by-Product basis, for each Product:

US$[***] for first achievement of US$[***] for all indications for such Product in one calendar year;

US$[***] for first achievement of US$[***] for all indications for such Product in one calendar year;

US$[***] for first achievement of US$[***] for all indications for such Product in one

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Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

calendar year; and

US$[***] for first achievement of US$[***] for all indications for such Product in one calendar year.

All milestone payments in this Section 7 shall be made within sixty (60) days from the date of receipt of invoice from SGI, following achievement of each such milestone, provided that GSK promptly notifies SGI of the achievement of each such sales milestone, in each case no later than thirty (30) days after the achievement of each such milestone. All milestone payments in this Section 7 will be non-refundable.

8.                                                    CHANGE OF CONTROL

(a)                        Change of Control. Upon SGI consummating a Change of Control Transaction with an entity engaged in the pharmaceutical or biotechnology business with a market capitalization of at least US$1 Billion, GSK will have the immediate right, but not the obligation, to exercise the GSK Option. If, as a result of such a Change of Control Transaction, GSK exercises the GSK Option, (i) SGI shall license to GSK in accordance with Section 4(b), the Licensed Compounds that have been [***] by SGI to date including those that are furthest in development with respect to the Lead Compound, the Follow-On Compound and any Back-Up to the Lead and Follow-On Compound; and (ii) GSK shall pay milestones and royalties to SGI or its Successor as follows:

Stage at Which Option Exercised on Change of Control of SGI	Percentage of Milestones and Royalties Payable
Before Lead Compound meets Candidate Selection Criteria	[***]% of applicable milestones and royalties
After Lead Compound meets Candidate Selection Criteria but prior to initiation of clinical trials with the Lead Compound	[***]% of applicable milestones and royalties
After clinical trials have been commenced with respect to the Lead Compound but before completion of the PoC Trial for the Lead Compound	[***]% of applicable milestones and royalties

Further, in the event of a Change of Control Transaction, SGI shall provide reasonable cooperation, including technical assistance, to effect a technology and Regulatory Filings transfer as described in Section 4(f) for a Licensed Compound. In all cases, the Parties agree to draft a transition plan to accommodate the transfer of any such technology, Regulatory Filings and related documents and materials.

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(b)                       No Exercise Upon Change of Control. If GSK elects not to exercise the GSK Option upon SGI consummating a Change of Control Transaction as described in Section 8(a) above prior to the Lead Compound meeting the PoC Criteria, SGI shall continue development of Compounds in accordance with this Agreement, and, upon GSK’s exercise of the GSK Option on achievement of the PoC Criteria, GSK shall pay milestones and royalties to SGI or its Successor in accordance with the provisions set forth in Sections 5, 6 and 7.

9.                                                    TERM AND TERMINATION

(a)                        Term of this Agreement. This Agreement will become effective upon the Effective Date and will continue thereafter in full force and effect on a Product-by-Product and country-by-country basis, unless terminated sooner in accordance with the terms hereof, or until it expires on a Product-by-Product and country-by-country basis upon the expiration of GSK’s obligation to pay any royalties or other consideration to SGI hereunder in the applicable country with regard to the applicable Product (such expiration of this Agreement with respect to a particular Product in a particular country in the absence of termination is referred to herein as “Product Expiration” and such expiration of this Agreement with respect to all Products under this Agreement in all countries is referred to herein as “Expiration in Entirety”).

i.                            Research Term. The Research Term shall terminate as of the effective date of any termination of this Agreement, unless the Project had terminated previously.

(b)                       Bankruptcy-Related Events.

i.                            Either Party may terminate this Agreement upon (A) the bankruptcy, liquidation or dissolution of the other Party; or (B) the filing of any petition (voluntary or involuntary) for bankruptcy, dissolution, liquidation or winding-up of the affairs of the other Party which is not dismissed within ninety (90) days after the date on which it is filed or commenced; or (C) the proposal by a Party to be a party to any dissolution or liquidation; or (D) assignment by a Party of substantially all of its assets for the benefits of creditors.

ii.                         If an event as described in Section 9(b)i above occurs, all rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as such term is defined in Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

(c)                        Termination for Material Breach. Either Party may terminate this Agreement, as a whole, at any time with sixty (60) days prior notice if the other Party materially breaches this Agreement and such material breach is not cured by the breaching Party within thirty (30) days after the non-breaching Party provides the breaching Party with written notice of such breach, provided, however, if such material breach cannot be cured through Commercially Reasonable Efforts within such 30-day period and the breaching Party has within such time period promptly submitted a written plan to cure such material breach through the application of Commercially Reasonable Efforts, with a cure date reasonably acceptable to the non-breaching Party, after the earlier of the cure date agreed to by the non-breaching Party, or the date the breaching Party ceases Commercially Reasonable Efforts to cure such breach. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following written notice thereof will be ten (10) days and, unless payment is made within such period, termination will become immediately effective at the end of such period.

i.                            In the event that the Party found to have committed a material breach is SGI, GSK may obtain the License to the Licensed Compounds that have been [***] by SGI to date, including those that are furthest in development with respect to the Lead Compound, the Follow-On Compound and any Back-Up Compounds to each of the Lead Compound and Follow-On Compound, subject only to the royalty obligations set forth in Section 6(c) above. For purposes of clarity, if GSK is granted the License pursuant to this Section 9(c)i, SGI shall not be entitled to any further milestone payments after the effective date of termination for such material breach.

ii.                         In the event that the Parties cannot in good faith agree as to whether an act or omission is a material breach, the Parties agree to submit the matter to arbitration for dispute resolution, who shall finally decide the matter in accordance with Section 16(b)iii of this Agreement.

(d)                       Permissive Termination.

i.                            Termination of Entire Agreement. GSK may terminate this Agreement in its entirety for convenience, upon thirty (30) days prior written notice to SGI.

ii.                         Product-Specific Termination. GSK may terminate this Agreement, for convenience, as to any Product, on a country-by-country and Product-by-Product basis (i.e., for a particular Product for all indications), upon thirty (30) days prior written notice to SGI. In any such event, GSK’s license and rights with regard to the applicable Product in the applicable geographic territory will terminate and such Product will be treated as a Reverted Product (defined below) and the terms of Sections 6(b) and 9(e)v will apply.

iii.                      Election Not to Exercise. If the JRC determines that the Lead Compound achieves the PoC Criteria, and GSK elects not to exercise the GSK Option within the 90-day option exercise period, then either Party may terminate this Agreement which termination will become effective upon written notice to the other Party.

iv.                     Failure to Achieve PoC Criteria. Following expiration of the Research Term, if the Lead Compound fails to meet PoC Criteria and either (A) there are no Back-Up Compounds or Follow-On Compounds or (B) the Back-Up Compounds and Follow-On Compound(s) to that Lead Compound fail to achieve the PoC Criteria, then in either case either Party may terminate this Agreement which termination will become effective upon written notice to the other Party.

v.                        No Further Development of Products. If, as a result of the decision, endorsement, vote (or like mechanism for such election) by GSK’s then-Chairman of Research and Development (or his or her successor) and/or its Product Management Board (as then

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constituted or any successor entity or individual thereto), GSK elects to cease development and/or commercialization of all Products, GSK will promptly send a notice to SGI of such election. In such case, SGI may elect to terminate, upon prior written notice to GSK, this Agreement in its entirety or as to any or all Compounds, Products, on a country-by-country, Compound-by-Compound and Product-by-Product basis (i.e., for a particular Compound or Product for all indications or for all Compounds or Products for all indications).

(e)                        Effect of Expiration or Termination. Upon Expiration in Entirety or termination of this Agreement in its entirety for any reason, all rights and obligations of the Parties hereunder will cease, except as explicitly provided for below:

i.                            Accrued Rights and Obligations. Termination or any expiration of this Agreement for any reason will not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity that accrued or are based upon any event occurring prior to such termination.

ii.                         Confidential Information. Upon termination of this Agreement by either Party for any reason, the rights of each Party to retain and use the Confidential Information of the other to exercise its rights will be as set forth in this Section 9(e); provided, however, that each Party may retain a single archival copy of the other Party’s Confidential Information solely for the purpose of determining the extent of disclosure of such Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement.

iii.                      GSK Rights Upon Product Expiration. Upon Product Expiration in any country with regard to a particular Product, subject to GSK’s compliance with the surviving provisions of this Agreement pursuant to Section 9(f), GSK’s License with respect to such Product in such country will survive.

iv.                     Rights Upon Termination Pursuant to Section 9(b). Upon termination of this Agreement pursuant to Section 9(b), all licenses granted to the Party to which the Section 9(b) event applies will terminate concurrently.

v.                        Rights Upon Other Terminations. If SGI or GSK terminates this Agreement pursuant to Section 9(c) or 9(d), then:

A.           Reverted Territory; Reverted Products. The Territory, in the case of a termination in whole, and the terminated country or countries (together with their territories and possessions) in the case of a partial termination, will be deemed to be the “Reverted Territory” effective as of the effective date of such termination. In the case of a partial termination, the Reverted Territory will thereafter be excluded from the Territory for all purposes under this Agreement, but this Agreement will remain in effect in the remaining Territory. All Products in the Reverted Territory will, effective upon the effective date of such termination, be deemed “Reverted Products.”

B.             License to SGI. After exercise of the GSK Option, GSK may, at its sole discretion, cease its development or commercialization of Licensed Compounds at any time. In such event, all licenses to GSK from SGI, including the Licenses, will terminate upon such termination by GSK. At SGI’s option, GSK hereby grants and shall grant to SGI, effective upon such termination, a worldwide, perpetual, exclusive license, with the right to grant and authorize sublicenses, under all Inventions and Intellectual Property Rights owned or Controlled by GSK as of the effective date of termination pursuant to Section 9(d)v above that were created by GSK in the performance of this Agreement (1) that are directly related to Reverted Products or the Licensed Compounds upon which the Reverted Products are based and (2) to the extent that such Inventions and Intellectual Property Rights are Patents, then those Patents that claim, generically or specifically, the (I) composition of matter of Licensed Compounds and/or Reverted Products comprising Licensed Compounds, (II) method of use of Licensed Compounds and/or Reverted Products comprising Licensed Compounds or (III) method of manufacture of Licensed Compounds and/or Reverted Products comprising Licensed Compounds (collectively, “GSK Product IP”), in each case of (1) and (2) to make, have made, use, sell, offer to sell and/or import the Reverted Products or the Licensed Compounds upon which the Reverted Products are based throughout the Reverted Territory. The foregoing license shall include the right to use the bulk and final product manufacturing data and processes, batch records and validation documentation; subcontractor information, Supporting Data, know-how and Adverse Event data to make, have made, use, sell, offer for sale and import the Reverted Products and the Licensed Compounds on which the Reverted Products are based throughout the Reverted Territory.

C.             Royalty to GSK. In the event that SGI obtains the foregoing license from GSK, such license will be subject to the royalty obligations set forth in Section 6(b) above.

D.            Third Party IP-related Contracts. After SGI’s review, at SGI’s sole election and on an agreement-by-agreement basis, GSK shall assign (or cause to be assigned) to the extent permitted by their terms, to SGI all Third Party agreements with GSK or its Affiliates containing a license under Intellectual Property Rights claiming, or Inventions specific to or incorporated into, the development or commercialization of Reverted Products to SGI in the Reverted Territory, or grant (or cause to be granted) to SGI a sublicense thereunder of a scope equivalent to that granted to SGI above in Section 9(e)v.B, and thereafter SGI shall be fully responsible for all obligations due under such agreements. GSK shall notify SGI in writing no later than ninety (90) days prior to any such assignment or sublicense becoming effective (unless SGI agrees in writing for it to earlier become effective), as well as of any associated financial obligations. If SGI does not wish to assume any obligations associated with such an assignment or sublicense, then SGI shall so notify GSK and GSK shall not make such assignment or grant such sublicense (or cause it to be made or granted). GSK agrees to expend Commercially Reasonable Efforts to make any such Third Party contracts wholly or partially assignable to SGI without imposition of any cost or expense upon SGI with respect to such assignment and without any change in pricing or other commercial terms. In the event that such an assignment cannot be made, GSK shall cooperate with SGI, including, e.g., by granting a sublicense for which SGI shall reimburse GSK at GSK’s cost, and SGI shall expend Commercially Reasonable Efforts to enter into a license or other agreement with such Third Party licensor.

E.              Further Sales. In the event of any such termination, GSK may continue to sell its remaining inventory of the applicable Reverted Product for a period of six (6) months from the effective date of such termination, subject to the payment of royalties pursuant to Section 6. GSK covenants that promptly after such 6-month period that it and its Affiliates and former Sublicensees hereunder shall cease to sell, and thereafter shall not sell, any Reverted Product in the Reverted Territory.

F.              Regulatory Filings and License Registrations. GSK shall assign and transfer (or cause to be assigned and transferred) to SGI at GSK’s sole cost and expense, any Regulatory Filings and government License registrations in the Reverted Territory of GSK and its Affiliates with respect to any Reverted Product (or Licensed Compound contained in a Reverted Product), and take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect the transfer of rights thereunder to SGI. GSK shall, in each sublicense that it grants hereunder, require the Sublicensee to transfer any Regulatory Filings and License registrations in the Reverted Territory with respect to any Reverted Product (or Licensed Compound contained in a Reverted Product) in the event of a termination of this Agreement or such sublicense, to SGI if this Agreement remains in effect, and to GSK if only such sublicense terminates, in each case at no cost to SGI. In all cases and concurrent with the termination event, the Parties agree to draft a transition plan to accommodate the transfer of any such Regulatory Filings, government License registrations and related documents and materials.

G.             Data Disclosure. To the extent not already provided, GSK shall provide SGI with all Supporting Data in the GSK Group’s possession with respect to any Reverted Product (or Licensed Compound on which a Reverted Product is based), which SGI will be free to use in accordance with the licenses granted under Section 9.

H.            Remaining Quantities. At the end of the period described in Section 9(e)v.E above, at SGI’s sole election, on a Reverted Product-by-Reverted Product basis and upon SGI’s written request, GSK shall transfer to SGI, at GSK’s Manufacturing Cost plus [***] and the cost of shipping for the Reverted Product, all quantities of reverted Licensed Compounds and Reverted Products in GSK’s possession (including, without limitation, clinical trial supplies and Products intended for commercial sale) that have at least a remaining shelf life of twenty-four (24) months from the date of transfer, in the case of a Territory-wide termination, or in their possession and labeled specifically for sale in any country of the Reverted Territory, in the case of a partial termination. GSK will have no obligation to alter the labeling of such purchased Licensed Compounds and/or Reverted Products for commercialization by SGI.

I.                 Ongoing Trials. If there are ongoing trials of Reverted Products and the First Commercial Sale has not occurred, then, at SGI’s sole election, GSK shall use Commercially Reasonable Efforts to either (1) transfer responsibility of such trials to SGI, at SGI’s sole expense, for completion of such trials, or (2) affect an orderly

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wind-down of such clinical trials.

J.                Product Manufacture by GSK. If any Reverted Product was manufactured by GSK at the time of such termination, then GSK, at SGI’s sole election and written request, shall continue to provide for manufacturing of such Reverted Product for SGI, at GSK’s Manufacturing Cost, plus [***], for the Reverted Product from the time of the effective date of termination, until such time (not to exceed twelve (12) months) as SGI is able to secure an equivalent alternative commercial manufacturing source for which Regulatory Approval has been obtained and from which quantities of Reverted Product are approved by the applicable Regulatory Agency for commercial sale in each country of the Reverted Territory. During the pendency of the 12-month manufacturing period, GSK agrees to expend Commercially Reasonable Efforts to accommodate such manufacture without additional capital expenditure; however, if GSK notifies SGI in writing that it must increase its manufacturing capacity to produce the Reverted Product(s), such increase in manufacturing capacity for the Reverted Products will be at SGI’s sole discretion, and any costs associated with this increase in manufacturing capacity will be borne solely by SGI, provided that SGI has notified GSK of its approval of such costs in writing. If SGI elects not to increase manufacturing capacity after notification by GSK, then GSK has no obligation to supply Reverted Products to SGI above and beyond GSK’s available capacity and SGI agrees to accelerate the search for an alternative commercial manufacturing source. For purposes of clarity, in the event of the continuation of such manufacturing by GSK, royalties payable to any Third Parties based on the manufacture of a Reverted Product will not be included as part of GSK’s Manufacturing Cost if the royalty deduction provisions of Sections 6(e) and 6(f) are being applied by GSK to royalty payments to SGI. If GSK is not making royalty payments to SGI and such Third Party licenses are required for GSK to manufacture the Product as it was being manufactured before termination, GSK may include such costs in its Manufacturing Costs.

K.            Third Party Manufacturing Contracts. If any Reverted Product was manufactured by Third Parties for GSK, or GSK had contracts with vendors which contracts are necessary for SGI to take over responsibility for the Reverted Products in the Reverted Territory, GSK shall, at SGI’s sole option and election, without charge to SGI, assign all of the relevant Third Party contracts to SGI to the extent permitted by their terms. GSK agrees to expend Commercially Reasonable Efforts to make any such Third Party manufacturing contracts wholly or partially assignable to SGI. In the event that such an assignment cannot be made, GSK shall cooperate with SGI, for a maximum period of twelve (12) months, to have such Third Party manufacturer(s) continue to manufacture the Reverted Products for which SGI shall reimburse GSK at GSK’s cost plus [***], and SGI shall (1) accelerate the search for an alternative commercial manufacturing source for SGI, or (2) expend Commercially Reasonable Efforts to enter into contract for such manufacture with such Third Party manufacturer(s).

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L.              Technical Assistance. Promptly after the effective date of any Product Expiration, Expiration in Entirety or termination of this Agreement, GSK shall provide reasonable cooperation, including technical assistance, to SGI in addition to all documentation reasonably necessary for a smooth transition of all GSK Product IP, GSK Inventions, Regulatory Filings and other information related to the Reverted Products and necessary for SGI to commence or continue to commercially manufacture Reverted Products. Without limiting the foregoing, GSK shall reasonably assist SGI, at SGI’s sole cost and expense, with the orderly transition and uninterrupted manufacture, import and sale of Reverted Products.

M.         No Further Representations. GSK and its Affiliates shall and GSK shall cause its Sublicensees to discontinue making any representation regarding its status as a licensee of or distributor for SGI in the Reverted Territory, for all Reverted Products. GSK and its Affiliates shall and GSK shall cause its Sublicensees to cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Reverted Products in the Reverted Territory.

N.            Trademarks. If GSK used, with regard to any Reverted Product in a country in the Reverted Territory, any trademark, tradename or logo solely with a Product (“Product Trademark”), GSK shall assign its rights in such Product Trademark to SGI. Effective upon the date of such assignment, maintenance of the Product Trademark will be at SGI’s sole discretion and expense. For clarity, SGI will under no circumstance receive any rights under other GSK trademarks, tradenames or logos or GSK Housemark, except with respect to selling off of existing inventory in Reverted Territory solely at GSK’s reasonable discretion.

(f)                          Survival. Upon expiration or termination of this Agreement for any reason, the following will survive such expiration or termination, subject to any later termination dates provided for therein: Sections 1, 2(d), 4(e), 6(k), 9(e), 10(b), 10(c), 10(d), 10(f), 10(g), 11, 14, 15, 16, 17 and this Section 9(f).

10.                                             INTELLECTUAL PROPERTY.

(a)                        Filing and Prosecution Prior to Option Exercise. Prior to exercise by GSK of the GSK Option, SGI shall be responsible, at its sole cost and expense, for filing, prosecuting, maintaining, defending and enforcing all SGI Patents, provided however, after confirmation by the JRC or GSK, as applicable, that a Compound has met Candidate Selection Criteria, SGI shall coordinate the filing, prosecuting, maintaining, defending and enforcing all SGI Patents with the JPC, further provided that SGI retains final decision-making authority over the foregoing matters until such time as GSK exercises the GSK Option. Upon exercise of the GSK Option, Section 10(b) applies.

(b)                       Filing and Prosecution After Option Exercise. Upon exercise of the GSK Option, GSK would thereafter be responsible, at its sole cost and expense, for filing, prosecuting, maintaining, defending and enforcing all SGI Patents that claim, generically or specifically, the (i) composition of matter of a Licensed Compound(s) and/or Product(s) comprising Licensed Compounds or (ii) method of use of Licensed Compound(s) and/or Product(s) comprising Licensed Compounds. GSK shall keep SGI reasonably and currently informed as to the status of the prosecution of such SGI Patents and of all steps to be taken in the prosecution of such SGI Patents and shall furnish SGI with copies of amendments thereto and other related correspondence to and from patent offices and permit SGI to offer its comments thereon before a submission to a patent office is made where there is material effect on the scope of the patent coverage that may result is in issue. GSK shall not allow any of such SGI Patents to be abandoned without notifying SGI in writing at least sixty (60) days prior to the date on which the next action or filing is due to be taken with respect thereto, and shall give SGI a reasonable opportunity to assume responsibility for prosecuting and maintaining such SGI Patents at its expense.

(c)                        Filing and Prosecution of Joint Patents. GSK will be responsible, at its sole cost and expense, for filing, prosecuting, maintaining, defending and enforcing all Joint Patents. GSK shall keep SGI reasonably informed as to the status of the prosecution of such Joint Patents. GSK shall not allow any of the Joint Patents to be abandoned without notifying SGI in writing at least sixty (60) days prior to the date on which the next action or filing is due to be taken with respect thereto, and shall give SGI a reasonable opportunity to assume responsibility for prosecuting and maintaining such Joint Patents at its expense.

(d)                       Infringement Claims. If infringement of a Patent or other right by Licensed Compounds and Products comprising Licensed Compounds included under the License is asserted by a Third Party after exercise of the GSK Option, GSK will have the exclusive right to defend and control the defense thereof, using counsel of its choosing, at its expense. GSK shall keep SGI reasonably informed of developments in such defense, including contemplation of settlement. If infringement by a Third Party of an SGI Patent or a Joint Patent that claims the Licensed Compounds or Products comprising Licensed Compounds included under the License is discovered by SGI or GSK after exercise of the GSK Option, GSK will have the exclusive right to defend and control the defense thereof, using counsel of its choosing, at its expense. GSK shall keep SGI reasonably informed of developments in such defense, including contemplation of settlement. GSK and SGI will cooperate on a mutually written agreement to determine apportionment of labor, costs and settlement/judgment monies. The Parties shall reasonably assist one another and cooperate in any litigation at the other Party’s request without expense to the requesting Party. The foregoing notwithstanding, in the event GSK determines not to assert a Paragraph IV Litigation, such decision will be final and SGI shall not seek to assert such Paragraph IV Litigation on its own.

(e)                        Regulatory Data Protection. To the extent required by law or permitted by law, each Party will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the term of this Agreement, all applicable Patents for any Product that such Party intends to, or has begun to commercialize, and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents. Notwithstanding the preceding sentence, the Party holding the NDA for the applicable Product will retain final decision making authority as to the listing of all applicable Patents for such Product, regardless of which Party owns such Patent.

(f)                          Law. Inventorship and rights of ownership of patentable subject matter first conceived or first reduced to practice pursuant to this Agreement will be determined in accordance with U.S. patent law. Rights of ownership of non-patentable subject matter will be determined in accordance with the laws of the jurisdiction in which such subject matter is developed.

(g)                       Ownership. Ownership of all Inventions and other Intellectual Property Rights made in connection the activities carried out pursuant to this Agreement will be as follows:

i.                            Inventions and Intellectual Property Rights made solely by SGI or its Affiliates’ employees or its agents, without inventive contribution by GSK or its Affiliates’ employees or its agents as determined in accordance with Section 10(f)will be solely owned by SGI (“SGI Inventions”); and

ii.                         Inventions and Intellectual Property Rights made solely by GSK or its Affiliates’ employees or its agents, without inventive contribution by SGI or its Affiliates’ employees or its agents as determined in accordance with Section 10(f) will be solely owned by GSK (“GSK Inventions”); and

iii.                      Inventions and Intellectual Property Rights made jointly by employees or the agents of GSK or its Affiliates’ and SGI or its Affiliates’, as determined in accordance with Section 10(f), will be jointly owned by SGI and GSK, with each Party having an undivided ownership interest therein (“Joint Inventions”).

11.                                             CONFIDENTIALITY

(a)                        Treatment of Confidential Information. Except as otherwise provided in this Section 11, GSK and its Affiliates shall retain in confidence and use only for purposes hereof any information, data, and materials supplied by SGI or on behalf of SGI to GSK and its Affiliates hereunder, and SGI shall retain in confidence and use only for purposes hereof any information, data, and materials supplied by GSK or on behalf of GSK to SGI hereunder.

(b)                       Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights hereunder or any rights which survive termination or expiration hereof, GSK and SGI may disclose Confidential Information of the other Party to their respective Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties provided that such entities or persons agree in writing (i) to keep such Confidential Information confidential to the same extent as GSK and SGI are required to keep such Confidential Information confidential, and (ii) to use such Confidential Information only for such purposes as GSK and SGI are entitled to use such Confidential Information. Each Party or its Affiliates or Sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (A) is reasonably necessary to obtain patents or authorizations to conduct clinical trials with or to market commercially the Products, provided such Party is otherwise entitled to engage in such activities hereunder; or (B) is otherwise required by applicable law or regulation; provided that if a Party is required to make such a disclosure under Section 11(b)ii.B, it shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such a disclosure or to apply for confidential treatment or a protective order and take reasonable efforts to limit such disclosures to the minimum extent possible.

(c)                        CLIMB. At no time, during the term of this Agreement or otherwise, will SGI be required to disclose information related to CLIMB other than information that is generated as a direct result of the application CLIMB; such information in this context is strictly limited to Compounds, Candidate Selection Compounds, Lead Compounds, Back-Up Compounds and Follow-On Compounds.

(d)                       Terms of the Agreement. Each of the Parties agrees not to disclose the terms of this Agreement to any Third Party other than Affiliates or Sublicensees without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except (i) to advisors, legal counsel, existing and potential investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii)

as required by any court or other governmental body or as otherwise required by law in accordance with Section 11(b) above; (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (iv) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; (v) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC, provided that the filing Party consults in good faith with the Party whose Confidential Information is to be disclosed with respect to the specific disclosure and seeks confidential treatment to the extent reasonably practical; and (vi) as required to be disclosed in such Party’s financial statements as reasonably required or recommended by such Party’s independent auditor.

(e)                        Publicity. The Parties may release a joint press release promptly after the Effective Date. Except as may be required by law, stock exchange or regulatory authority, neither Party nor any of their respective Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to the confidential terms or conditions contained herein without the prior express written approval of the other Party, and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld. Each of the Parties understands that the other Party may be required under applicable law to timely announce of the progression of a Product through clinical development for regulatory or other purposes, e.g., a US Securities and Exchange Commission 8K filing for a material event. A Party desiring to make any such public announcement or other disclosure shall seek confidential treatment to the extent reasonably practical and shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure or request confidential treatment thereof. Unless disclosure is required by law in a shorter period of time, the Party receiving the proposed release will have at least five (5) days to review any such release.

(f)                          Publication. Reasonably in advance of any oral or written presentation, or written submission for publication (each a “Publication”) that will disclose any Invention relating to a Licensed Compound or a Product for which a patent application has not been filed in the US, Japan, with the European Patent Office or pursuant to the Patent Cooperation Treaty, the Party wishing to make such a Publication shall notify the other Party. In such event, the JPC will convene and discuss filing patent applications claiming such Invention. During the term hereof, neither Party shall make any Publication of any data or information produced as a result of the activities carried out pursuant to this Agreement or otherwise relating to Products without the other Party’s prior express written consent. Any such Publication shall include an acknowledgment of the contributions of each Party, consistent with customary scientific process.

(g)                       Clinical Trial Register. GSK will have the right to publish clinical trial protocols and summaries of results of all clinical trials conducted by either Party with respect to a Product after the Effective Date of this Agreement on GSK’s clinical trial register.

12.                                             ETHICAL CONDUCT

(a)                        Policies. SGI agrees to observe the principles of key GSK policies relating to research and development to its conduct of the Project, to the extent of its understanding of such principles and policies as summarized in the document entitled “[***],” provided to SGI by GSK.

(b)                       Observation. SGI agrees that GSK may observe SGI’s research and development activities related solely to its conduct of the Project for the purposes of determining that SGI is making a reasonable effort to observe the principles and polices described in Section 12(a), upon thirty (30) days advance written notice, during normal business hours, at GSK’s sole cost and expense, at such SGI facilities where such activities are being conducted.

13.                                             INTENTIONALLY LEFT BLANK

14.                                             INDEMNIFICATION

(a)                        By SGI. SGI hereby agrees to defend, indemnify and hold harmless GSK and its Affiliates and their respective directors, officers, employees and agents (each a “GSK Indemnitee”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses incurred in connection with the enforcement of this provision), to the extent based upon a Third Party Claim brought after the Effective Date of this Agreement against GSK Indemnitees, including but not limited to, any actions in contract (including breach of warranty) or tort (including negligence, strict liability or commercial torts) alleging:

i.                            any breach of any of the representations and warranties of SGI contained in Section 15(a) hereof;

ii.                         the gross negligence, recklessness or willful misconduct of SGI, its Affiliates or agents; or

iii.                      any development or commercialization by SGI or its Affiliates or agents of any Reverted Products, including without limitation, any manufacture, storage, use, importation, sale, marketing, promotion or distribution of any Reverted Products.

Items (i) through (iii) are hereinafter collectively referred to as a “GSK Loss.” SGI will have no obligation to indemnify GSK Indemnitees, to the extent that any GSK Loss is due to the negligence, recklessness, willful misconduct or otherwise caused by any GSK Indemnitee.

(b)                       By GSK. GSK hereby agrees to defend, indemnify and hold harmless SGI, and their respective directors, officers, employees and agents (each an “SGI Indemnitee”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses incurred in connection with the enforcement of this provision), to the extent based upon a Third Party Claim brought after the Effective Date of this Agreement against SGI Indemnitees, including but not limited to, any actions in contract (including breach of warranty) or tort (including negligence, product liability, strict liability or commercial torts) alleging:

i.                            any breach of any of the representations and warranties of GSK contained in Section 15(b) hereof;

ii.                         the gross negligence, recklessness or willful misconduct of GSK or its Affiliates or agents;

***              CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

or

iii.                      any development or commercialization of any Product by GSK or its Affiliates, or agents, including without limitation, any manufacture, storage, use, importation, sale, marketing, promotion or distribution of any Product.

Items (i) through (iii) are hereinafter collectively referred to as a “SGI Loss.” GSK will have no obligation to indemnify SGI Indemnitees, to the extent that any SGI Loss is due to the negligence, recklessness, willful misconduct or otherwise caused by any SGI Indemnitee.

(c)                        Indemnification With Respect to Third Party Claims; Procedures.

i.                            To be eligible to seek indemnification under this Section 14 in respect to a Third Party Claim, a GSK Indemnitee or an SGI Indemnitee (each, an “Indemnitee”) shall promptly give written notice thereof to the Party from whom indemnification is sought (“Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim by such Third Party; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure.

ii.                         The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that no settlement of any Third Party Claim will include any admission of wrongdoing on the part of an Indemnitee or the invalidity, unenforceability or absence of infringement of any patent owned in whole or part by the Indemnitee, and shall not grant any right inconsistent with the terms of this Agreement, without the prior express written consent of such Indemnitee, which consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel reasonably acceptable to the Indemnitee. At any time thereafter the Indemnitor will be entitled to exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if the Indemnitor will have exercised its right to assume control of such Third Party Claim, the Indemnitee (A) may, in its sole discretion and at its own expense (which expense will not be subject to indemnification hereunder), employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee shall be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (B) shall, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist the Indemnitor in evaluating and in defending any such Third Party Claim (provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee); and (C) shall otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

iii.                      The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(d)                       Reservation. If the Parties acting in good faith cannot agree as to the applicability of Section 14 (a) and/or 14 (b) to a particular Third Party Claim, then each Party (and its respective

Indemnitees) reserves the right to conduct its own defense of such Third Party Claim and seek indemnification from the applicable Party upon its resolution.

(e)                        Insurance.

i.                            SGI Insurance Obligations. SGI shall maintain, at its cost, with effect from prior to the date of first administration of any Compound (including all Products and any product based thereon) for testing in humans hereunder and during the term of this Agreement, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the biotechnology industry for the activities to be conducted by it under this Agreement. SGI shall furnish to GSK evidence of such insurance, upon request. SGI shall maintain in force from prior to the date of first testing in humans and thereafter during the term of this Agreement, at its cost, a general liability insurance policy providing coverage in such amounts and on such terms as are customary for prudent practices for drug development companies for activities similar to those that will be conducted by it under this Agreement. SGI shall furnish to GSK evidence of such insurance, upon request.

ii.                         GSK Insurance Obligations. GSK hereby represents and warrants to SGI that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to SGI evidence of such self-insurance, upon request.

15.                                             REPRESENTATIONS

(a)                        Of SGI. SGI hereby represents and warrants to GSK as of the Effective Date that:

i.                            SGI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SGI. This Agreement has been duly executed and delivered by SGI and constitutes the valid, binding and enforceable obligation of SGI, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

ii.                         SGI is not subject to, or bound by, any provision of:

A.           any articles or certificates of incorporation or by-laws;

B.             any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction; or

C.             any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator;

in each case, that will prevent, or be violated by, or under which there will be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by SGI of this Agreement and the obligations contained herein, including without limitation, the grant to GSK of the License described in Section 4 hereof.

iii.                      SGI will obtain all of the applicable government authorizations, consents, approvals, licenses, filings or registrations required for it to perform its obligations hereunder;

iv.                     SGI has the right to grant all rights and licenses it purports to grant to GSK with respect to SGI IP under this Agreement;

v.                        SGI has received no notice (A) that any of the Patents in the SGI Patents are invalid or unenforceable; or (B) of any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against SGI alleging that SGI Patents infringes or misappropriates in part or in whole the intellectual property or intellectual property rights of such Third Party;

vi.                     SGI has not granted as of the Effective Date any right or license to any Third Party relating to any of the SGI Patents or SGI Know-How that would materially conflict with any of the rights or licenses granted to GSK hereunder; and

vii.                  SGI has not willfully withheld from GSK any material data or information (exclusive of chemical structures) with respect to any or all of the Compounds that SGI is actively developing for the Project as of the Effective Date.

(b)                       Of GSK. GSK hereby represents and warrants to SGI as of the Effective Date that:

i.                            GSK is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of GSK. This Agreement has been duly executed and delivered by GSK and constitutes the valid, binding and enforceable obligation of each of them, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

ii.                         GSK is not subject to, or bound by, any provision of:

A.           any articles or certificates of incorporation or by-laws;

B.             any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or

C.             any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator,

in each case, that will prevent, or be violated by, or under which there will be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by GSK of this Agreement and the obligations contained herein.

(c)                        Mutual Covenants. Each Party hereby covenants to the other Party that:

i.                            All employees of such Party and its Affiliates and Sublicensees will be under the obligation to assign all right, title and interest in and to their Inventions and discoveries, whether or not patentable, if any, to such Party as the sole owner thereof;

ii.                         In each case to the best of each Party’s knowledge as of the Effective Date, it has not knowingly employed and in the future shall not knowingly employ any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the activities or clinical contemplated hereunder. Further, to the best of each Party’s knowledge as of the Effective Date, it has not knowingly retained or used a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of EMEA), or which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the activities contemplated hereunder;

iii.                      Each Party shall (A) to the extent required by applicable law, perform its activities pursuant to this Agreement in compliance with GLP, GCP and cGMP, in each case as applicable under the laws and/or regulations of the country and/or state and/or local government wherein the applicable activities are conducted; and (B) with respect to the care, handling and use in research and development activities hereunder of any non-human animals by or on behalf of such Party, at all times comply (and shall make reasonable efforts to ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices for comparable-sized pharmaceutical companies for the proper care, handling and use of animals in pharmaceutical research and development activities, and with the “3R Principles” (reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used);

iv.                     Neither Party shall, during the term of this Agreement, grant any right or license to any Third Party relating to any of the Intellectual Property Rights it Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and

v.                        Each Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Section 15(c) or the material breach of any representation or warranty provided by SGI under Section 15(a) or by GSK under Section 15(b).

(d)                       Disclaimer of Warranties. SGI AND GSK EACH SPECIFICALLY DISCLAIMS THAT THE PROJECT WILL BE SUCCESSFUL IN WHOLE OR PART. EXCEPT AS SET FORTH EXPRESSLY IN THIS SECTION 15(d), EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS OF ANY KIND, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT OF THE INTELLECTUAL RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO: (I) THE SUCCESS OF ANY DEVELOPMENT ACTIVITY OR CLINICAL TRIAL, STUDY OR TEST COMMENCED UNDER THIS AGREEMENT; OR (II) REGULATORY APPROVAL, PRODUCT INTRODUCTION, SAFETY, USEFULNESS OR COMMERCIAL SUCCESS OF ANY PRODUCT.

16.                                             GOVERNING LAW; DISPUTE RESOLUTION

(a)                        Governing Law; Jurisdiction; Venue.

i.                            This Agreement and any dispute arising from the performance or breach hereof, and any dispute resolution conducted thereby, will be governed by and construed in accordance with the laws of the State of Delaware, excluding its rules governing conflicts of laws.

ii.                         Except as set forth in Section 16(b) below, each Party hereby irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of Delaware (each a “State Court”) and (ii) the United States Court for Delaware (the “District Court”), for the purposes of any action, suit or proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any action, suit or proceeding either in the District Court of if such action, suit or proceeding may not be brought in such court for jurisdictional reasons, in a State Court. Each Party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth below will be effective service of process for any such action, suit or proceeding in the District Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the District Court or State Court, hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, hereby and thereby further irrevocably and unconditionally waives its right to a jury trial.

(b)                       Dispute Resolution.

i.                            Initial Efforts. The Parties recognize that disputes as to certain matters may from time to time arise during the term hereof which relate to either Party’s rights and/or obligations hereunder. Unless otherwise set forth in this Agreement, including without limitation, disputes arising within the JRC under Section 3, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute (subject always to the Parties’ final decision-making authorities pursuant to Section 3(a)iv). If the Parties are unable to resolve a given dispute pursuant to this Section 16(b)i within thirty (30) days of referring such dispute to the Executive Officers, then the dispute shall be settled by an outside expert pursuant to Section 16(b)ii if such disputes arises within the JRC. All other disputes shall be submitted to arbitration pursuant to Section 16(b)iii.

ii.                         Outside Experts’ Dispute Resolution. For purposes of dispute resolution under this Section 16(b)ii, “outside experts” means at least one (1) but no more than three (3) independent, neutral Third Parties, acceptable to each of GSK and SGI, that are, as required by the matter in dispute, either a clinician or scientist with relevant pharmaceutical industry experience. The use of outside experts will be solely to resolve disputes arising under Sections 2 and 3, and not under any other Section of this Agreement. The Parties shall enter into contract with the outside experts on a case-by-case basis, and each Party shall bear one-half of such outside experts’ costs and expenses. Outside Experts dispute resolution shall be conducted in accordance with Section 16(b)iii.B(1-3) and the Rules (as defined below). Each Party shall prepare a written report setting forth its position or proposal with respect to the matter in dispute, and shall submit such report to the outside experts within ten (10) days of the failure of the Executive Officers to resolve such disputed matter. The outside expert(s)

will select one (1) of the requested positions as its decision, and will not have the authority to render any substantive decision other than to so select the position of either Party. The final decision of the outside expert(s) with respect to the matter in dispute will be limited to a finding fully in favor of one Party’s position, and no compromise or split decisions will be allowed. For purposes of clarity, there will be no witnesses, evidence, presentations, or other activities other than the written submission of the Parties’ positions and proposals to the outside expert(s). The outside expert(s) shall be required to submit a written report of their analysis and recommendation regarding the disputed matter no more than thirty (30) days after the Parties’ submissions. The decision of such outside expert shall be binding on each of the Parties.

iii.                      Arbitration. Any controversy or dispute that pursuant to the express terms of this Agreement is subject to arbitration (“Arbitratable Dispute”) that the Parties are unable to resolve pursuant to Section 16(b)i, shall be submitted to binding arbitration. Despite the foregoing, Arbitratable Dispute will not include controversies or disputes relating to validity or enforceability of patents, ownership of intellectual property, scope of license grants, and patent claim interpretation.

A.           The arbitration will be conducted in New York, New York, U.S.A. except as may otherwise be agreed by the Parties, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (“Rules”). Each Arbitratable Dispute shall be submitted to a single neutral arbitrator appointed in accordance with the Rules within fifteen (15) days after the commencement of the arbitration period. Each Party must bear its own attorneys’ fees, witness’ fees and associated costs and expenses. Other than attorneys’ fees and expenses, the costs of arbitration shall be borne equally by the Parties. Any judgment or decision rendered by the arbitrator will be binding upon the Parties and will be enforceable by any court of competent jurisdiction. Any arbitration hereunder will commence within thirty (30) days after appointment of the arbitrator. The arbitrator will make final determinations as to any discovery disputes and all other procedural matters in accordance with the Rules. If any Party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, then the arbitrator will fix a reasonable time for compliance, and if the Party does not comply within such period, then a remedy deemed just by the arbitrator, including an award of default, may be imposed. The decision of the arbitrator shall be rendered no later than one hundred and eighty (180) days after commencement of the arbitration period.

B.             Arbitratable Disputes will be decided in accordance with the foregoing provisions of this Section 16(b)iii and the following:

1.               Each Party to the arbitration shall prepare a written report setting forth its position or proposal with respect to the Arbitratable Dispute, and shall submit such report to the arbitrator within the later of (I) forty-five (45) days following a request by either Party for such arbitration, or (II) ten (10) days after selection of the arbitrator.

2.               The arbitrator will limit discovery as reasonably practicable to complete the arbitration in the foregoing time frames.

3.               The arbitrator shall select one of the requested positions as its decision, and will not have the authority to render any substantive decision other than to so select the position of either Party. The final decision of the arbitrators under this Section 16(b)iii with respect to the Arbitratable Dispute, will be limited to a finding fully in favor of one Party’s position, and no compromise or split decisions will be allowed.

(c)                        Injunctive Relief. Notwithstanding any other provision of this Section 16, either Party, at any time, may seek from a court of competent jurisdiction any interim or provisional injunctive relief that may be necessary to protect the rights or property of that Party.

17.                                             MISCELLANEOUS

(a)                        Non-Solicitation. Neither Party may solicit, recruit, hire or retain as a consultant, directly, indirectly or through a Third Party, any employees of the other during the term of this Agreement or any extension thereof and for a period of twenty-four (24) months thereafter, provided that any employee’s response to a Party’s general advertisement in the newspaper, trade journal or on the internet will not be deemed a breach of the provision by such Party.

(b)                       Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term hereof, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire; flood; earthquake; tornado; embargo; government regulation; prohibition or intervention; war; act of war (whether war be declared or not); insurrection; act of terrorism; riot; civil commotion; strike; act of God or any other cause where failure to perform is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party (“Force Majeure Event”) so long as the affected Party has used Commercially Reasonable Efforts to avoid, mitigate and/or overcome the effects of the Force Majeure Event.

(c)                        Severability. Both Parties hereby expressly acknowledge and agree that it is the intention of neither Party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof herein is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination will be inoperative in such country or community or association of countries (or reformed, for example but without limitation, to apply for a shorter period of time, such that their effect is in compliance with law) and the remainder hereof will remain binding upon the Parties.

(d)                       Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed to have been properly given if delivered by an internationally recognized overnight delivery service, delivery confirmation requested (e.g., FedEx) to the addresses given below for each Party or such other addresses as may be designated in writing by the Parties from time to time during the term hereof. Any such notice will be deemed received on the first business day after posted with the courier.

If to SGI, addressed to:                                                      SuperGen, Inc.

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

Attn: Legal Dept.

Facsimile: (925) 551-6483

If to GSK, addressed to:                                                 SmithKline Beecham Corporation, d/b/a GlaxoSmithKline

One Franklin Plaza

Philadelphia, PA 19101

Attn: Senior Vice President, Worldwide Business Development

Facsimile: (610) 270-5166

with a copy to:                                                                                   SmithKline Beecham Corporation d/b/a GlaxoSmithKline

2301 Renaissance Boulevard

King of Prussia, PA 19406-2772

Vice President and Associate General Counsel, R&D Legal Operations

Facsimile: (610) 787-7084

(e)                        Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may, without such consent, assign this Agreement (i) to a Successor in connection with a Change of Control Transaction or the transfer or sale of all or substantially all of its business to which this Agreement pertains; and/or (ii) to an Affiliate. Any purported assignment in violation of the preceding sentence will be null and void. Except as otherwise expressly provided herein, any permitted assignee shall assume all obligations of its assignor hereunder. Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assignees.

(f)                          Performance by Affiliates. Each of SGI and GSK acknowledge that their obligations and rights hereunder may be performed and exercised by Affiliates of SGI and GSK, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder will be deemed to extend to such performing Affiliate. Each of SGI and GSK guarantee performance hereof by its Affiliates. Wherever herein the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms hereof or act contrary to its terms in any way. If a Party’s Affiliate breaches any aspect hereof in the performance of any activity which has been delegated to such Affiliate, then the other Party will be entitled to proceed against the Party whose Affiliate so breached, and will not first be required to proceed against the Affiliate that so breached.

(g)                       Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder will not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision hereof by the other Party will not be construed as a waiver of any subsequent breach.

(h)                       No Implied Licenses. Except as expressly and specifically provided hereunder, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

(i)                           Independent Contractors. The Parties agree that the relationship of SGI and GSK established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, and nor will this Agreement create or establish an employment, agency or any other relationship. Neither Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

(j)                           No Third Party Beneficiaries. All rights, benefits and remedies hereunder are solely intended for the benefit of SGI and GSK, and no Third Party, Affiliate or Sublicensee will have any rights whatsoever to (i) enforce any obligation contained herein; (ii) seek a benefit or remedy for any breach hereof; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

(k)                        Limitation of Liability.

i.                            IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE WILL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY;

ii.                         IN NO EVENT SHALL SGI’S LIABILITY FOR DIRECT DAMAGES BE GREATER THAN [***]; AND

iii.                      NOTHING IN THIS SECTION 17(k) IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTION 14 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY, BREACH OF SECTION 11, FRAUDULENT OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

(l)                           Other Obligations. Except as expressly provided herein or as separately agreed upon in writing between SGI and GSK, each Party shall bear its own costs incurred in connection with the implementation of the obligations hereunder.

(m)                     Further Assurances. At any time or from time-to-time on and after the Effective Date, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions hereof, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits hereof and the transactions contemplated hereby.

(n)                       Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of SGI and GSK are subject to prior compliance with US export regulations and such other US laws and regulations as may be applicable, and to obtaining all necessary approvals required by the

***              CONFIDENTIAL TREATMENT REQUEST

Portions denoted with asterisks have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

applicable agencies of the government of the US or the European Union. SGI and GSK, respectively, shall each use its best efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide assistance to the other Party as reasonably necessary to obtain any required approvals.

(o)                       Governmental Matters.

i.                            Governmental Filings. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the US Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall reasonably cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

ii.                         License Registrations. GSK may, at its expense, register the License granted hereunder in any country of, or community or association of countries in, the Territory. SGI shall reasonably cooperate in such registration at GSK’s expense. Upon request by GSK, SGI agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both GSK and SGI and reasonably submitted to it by GSK from time to time in order to affect the foregoing registration in such country. No such “short form” license will be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement will control.

(p)                       Headings. The Section and paragraph headings contained herein are for ease of reference purposes only and will not affect in any way the meaning or interpretation of any provision contained herein.

(q)                       Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more of the Parties and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery will be considered valid, binding and effective for all purposes. At the request of a Party, all Parties agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(r)                          Amendment. The Parties may amend, modify or alter any of the provisions hereof, but only by a written instrument that explicitly refers to the provisions hereof which are being amended and is duly executed by both Parties.

(s)                        Entire Agreement. This Agreement together with the attached Exhibits and any and all letter agreements relating to the Research Plan, PoC Criteria and Candidate Selection Criteria, which are hereby incorporated herein by reference and made a part of this Agreement, constitutes the entire agreement, both written or oral, between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between GSK and SGI with respect to such subject matter.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

The Parties have caused this Amended and Restated Commercial Research and License Agreement to be executed by their duly authorized representatives as of the Execution Date.

GLAXOSMITHKLINE LLC		SUPERGEN, INC.

By:	/s/ William J. Mosher	By:	/s/ Michael Molkentin
Name:	William J. Mosher	Name:	Michael Molkentin
Title:	Company Secretary	Title:	Chief Financial Officer

EXHIBIT SCHEDULE

Exhibit A	Common Stock Purchase Agreement

Exhibit B	Example of How Net Sales is Calculated

EXHIBIT A

COMMON STOCK PURCHASE AGREEMENT

See attached

EXHIBIT B

EXAMPLE OF HOW
COMBINATION NET SALES IS CALCULATED

Combination Product Calculation

		Cumulative %					Ratio A	Weighted Ave
Market	Net Sales	of Total Sales	% of 80% Basket	List Price Product A*	List Price Product B*	Total Price A+B	to Total A/(A+B)	Ratio A to Basket
UNITED STATES (PH)	98000	45.6%	57.0%	206.05	133.75	339.80	60.6%	34.5%
FRANCE (PH)	19000	54.4%	11.0%	126.91	94.06	220.97	57.4%	6.3%
ITALY (PH)	12000	60.0%	7.0%	89.59	81.75	171.34	52.3%	3.6%
UNITED KINGDOM (PH)	8000	63.7%	4.7%	152.14	110.98	263.12	57.8%	2.7%
PORTUGAL (PH)	7000	67.0%	4.1%	133.62	79.28	212.90	62.8%	2.6%
SPAIN (PH)	6500	70.0%	3.8%	120.65	78.12	198.77	60.7%	2.3%
MEXICO (PH)	6000	72.8%	3.5%	108.89	53.27	162.16	67.1%	2.3%
RUSSIA (PH)	4500	74.9%	2.6%	122.40	63.15	185.55	66.0%	1.7%
BELGIUM (PH)	3900	76.7%	2.3%	139.79	99.88	239.67	58.3%	1.3%
TAIWAN (PH)	3600	78.4%	2.1%	102.90	61.32	164.22	62.7%	1.3%
GERMANY (PH)	3500	80.0%	2.0%	194.26	161.40	355.66	54.6%	1.1%

Total Sales of 80% basket	172,000							59.9%

Total Combination Sales	215,000

* Can be adjusted to take into account situations where individual pack sizes differ from pack sizes used for combination